             As filed with the Securities and Exchange Commission
                           on  December 11, 1995.

Registration Statement No. 33-80247
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549
                            _______________

                    FORM S-1 REGISTRATION STATEMENT
                   Under the Securities Act of 1933
                            _______________
            Specialized Health Products International, Inc.
                        (formerly Russco, Inc.)
        (Exact Name of Registrant as specified in its charter)

       Delaware                 3841                 93-0945003
   (State or other        (Primary Standard      (I.R.S. Employer's
     jurisdiction            Industrial        Identification Number)
 of incorporation or    Classification Code)
    organization)
                            _______________

            Specialized Health Products International, Inc.
                        655 East Medical Drive
                 Bountiful, UT 84010    (801) 298-3360
   (Address, including zip code and telephone number, including area code, of Registrant's principal executive office)
                           _________________

                           David A. Robinson
            Specialized Health Products International, Inc.
                        655 East Medical Drive
                 Bountiful, UT 84010    (801) 298-3360
  (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            _______________

                              Copies to:
                           Eric L. Robinson
                             Paul J. Graf
                         Blackburn & Stoll, LC
                    77 West Second South, Suite 400
             Salt Lake City, UT  84101     (801) 521-7900
                            _______________

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

                    CALCULATION OF REGISTRATION FEE

                              Proposed      Proposed
  Title of       Amount        Maximum       Maximum      Amount of
 Each Class       to be       Offering      Aggregate    Registration
     of        Registered       Price       Offering         Fee
 Securities                 Per Share(1)    Price(1)
   to be
 Registered

Common        4,376,250      $8.50(3)    $37,198,125     $12,826.93
Stock(2)
Common        4,401,250      $8.50(3)    $37,410,625     $12,900.21
Stock(4)

Total                                                    $25,727.14

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

(Footnotes continued from previous page)

(1) Estimated solely for the purpose of determining the registration fee.

(2) Outstanding shares of Common Stock offered for sale from time to time by Selling Security holders.

(3) Represents the average of the bid and asked prices of the Common Stock on the NASDAQ Small Cap Market on December 4, 1995. Fees were calculated under Rule 457(c) under the Securities Act of 1933.

(4) Issuable by the Registrant from time to time upon the exercise of outstanding warrants.

            SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

                         CROSS-REFERENCE SHEET



   Item Number of Caption       Location or Heading in Prospectus

1.Forepart  of  Registration
  Statement and Outside  Front    Outside  Front  Page  of  Registration
  Cover of Prospectus             Statement and Outside Front Cover Page
                                  of Prospectus

2.Inside  Front and  Outside
  Back    Cover    Pages    of    Inside  Front and Outside  Back  Cover
  Prospectus                      Page of Prospectus

3.Summary Information,  Risk
  Factors    and   Ratio    of    Prospectus   Summary,  Risk   Factors,
  Earnings to Fixed Charges       Summary Selected Financial Information
                                  and Selected Financial Data

4.Determination of  Offering      Outside  Front Cover Page and Plan  of
  Price                           Distribution

5.Selling Security Holders        Principal and Selling Securityholders;
                                  Management

6.Plan of Distribution            Outside    Front   Cover    Page    of
                                  Prospectus;  Prospectus  Summary   and
                                  Description of Securities

7.Description of Securities to
  be Registered                   Outside    Front   Cover    Page    of
                                  Prospectus,  Prospectus  Summary   and
                                  Description of Securities

8.Interest of Named  Experts      Not Applicable
  and Counsel

9.Information With Respect
  to the Registrant           Prospectus   Summary,  Risk   Factors,
                              Capitalization,    Dividend    Policy,
                              Selected  Financial Data, Share  Price
                              History,  Management's Discussion  and
                              Analysis  of  Financial Condition  and
                              Results   of   Operations,   Business,
                              Management,   Principal  and   Selling
                              Securityholders, Certain Relationships
                              and   Transactions,   Description   of
                              Securities and Financial Statements

10. Disclosure of Commission
    Position  on
    Indemnification for
    Securities Act
    Liabilities               Management

   Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

            SUBJECT TO COMPLETION, DATED DECEMBER 11, 1995.

PRELIMINARY PROSPECTUS

                8,777,500 Shares of Common Stock


         Specialized Health Products International, Inc.

   This prospectus relates to (1) the offer and sale from time to time of up to 4,376,250 shares of common stock, $.02 par value ("Common Stock"), of Specialized Health Products International, Inc. (the "Company") by certain stockholders of the Company named herein (the "Selling Stockholders"); and (2) the offer and sale from time to time by the warrantholders named herein of up to 4,401,250 shares of Common Stock issuable to such warrantholders upon exercise of the Series A Warrants and Series B Warrants (collectively, the "Warrants"). The Selling stockholders named herein are referred to collectively as the "Selling Securityholders." See "Description of Securities" and "Principal and Selling Securityholders."

   The Common Stock is quoted on the NASD Automated Quotation ("NASDAQ") Small-Cap Market under the trading symbol "SHPI." On December 4, 1995, the closing price of the Common Stock, as
reported  by  NASDAQ  was  $8.50 per  share.   See  "Share  Price
History."
                         _______________

  The shares offered hereby involve a high degree of risk.  See
"Risk Factors" on page 1 of the Prospectus.
                         _______________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                         SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         _______________

   The Common Stock offered hereby may be sold from time to time on NASDAQ through brokers, dealers, underwriters or agents, and also in privately-negotiated sales by Selling Securityholders, on terms to be determined at the times of such sales. The Company is registering the Securities pursuant to the Company's obligations under certain registration rights agreements and pursuant to requests by certain Selling Securityholders, but the registration of the Common Stock does not necessarily mean that any of the Common Stock will be offered or sold by the Selling Securityholders hereunder. To the extent required, the specific shares of Common Stock to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any broker, dealer, underwriter or agent, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement to which this Prospectus is a part. See "Plan of Distribution."

   The Selling Securityholders and any dealers or agents that participate in the distribution of the Common Stock offered hereby may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act") and any profit on the sale of such Common Stock offered hereby by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

  The Company will receive no proceeds from the sale of shares of
Common  Stock by the Selling Securityholders hereunder,  but  the
Company  has  agreed to bear certain expenses of registration  of such Common Stock under federal and state securities laws.
                         _______________

        The date of this Prospectus is December    , 1995

                           TABLE OF CONTENTS


Prospectus Summary                                              4
Risk Factors                                                    7
Dividend Policy                                                14
Share Price History                                            14
Capitalization                                                 15
Selected Financial Data                                        16
Management's Discussion and Analysis
of Financial Condition and Results of Operations               17
Business                                                       20
Management                                                     32
Certain Relationships and Related Transactions                 36
Description of Securities                                      37
Securities Eligible for Future Sale                            39
Principal and Selling Securityholders                          40
Plan of Distribution                                           46
Experts                                                        47
Additional Information                                         47
Index to Financial Statements                                 F-1

                          PROSPECTUS SUMMARY


   The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus. Unless the context otherwise requires, all references in this Prospectus to the "Company" shall mean Specialized Health Products International, Inc., and its subsidiaries on a consolidated basis and, where the context so requires, shall include its predecessors.

                              The Company

   The Company primarily develops health care products that limit or prevent the risk of accidental needle sticks which may cause the spread of blood-borne diseases such as HIV and Hepatitis B, as well as other products for use in the health care industry.

   The Company has created a portfolio of proprietary health care products that are in various stages of production, pre-production, development and research. In December 1994, the Company introduced the  first in its line of newly developed containers for the  disposal of contaminated "sharps" (i.e., needles, syringes, blood collection systems, intravenous catheters, surgical blades, lancets, etc.), and additional sizes and versions of its Safety Cradler(R)
sharps containers were released in the third and forth quarters of 1995. The Company is developing a safety lancet (the "SafetyLance(TM)"), a  small  hand-held device  for  penetrating  the  skin  to  obtain blood  for  analysis. Commercial production of  the SafetyLance(TM)
is anticipated to commence in  1996.  The Company is also developing a line of products using the Company's  ExtreSafe(TM)
medical needle technology, which incorporates  a
system to allow a contaminated needle to be automatically retracted directly from a patient and immediately encapsulated without exposure
to   the   health  care  worker.   Products  under  development   that
incorporate the ExtreSafe(TM) medical needle technology include the ExtreSafe(TM) blood draw system, ExtreSafe(TM) catheter and ExtreSafe(TM) syringe. The Company expects to introduce additional products using this technology. Prototypes of the first product using the ExtreSafe(TM) medical needle technology were completed in April 1995 and commercial
production  is  anticipated to commence in 1996.   Prototypes  of  the
ExtreSafe(TM) catheter and ExtreSafe(TM) syringe were completed in the second half of 1995. The Company's concepts for a safety intravenous flow gauge and, blood collection needle are in the research stage.
The Company has also entered into a joint venture to design and produce an improved filmless digitized imaging technology which is in the research stage. See "Business" for a more detailed description of the business of the Company.

                          Company Background

   The Company was incorporated in 1986 as Santian Ventures, Inc., a Utah corporation. In 1989, the Company changed its name to Ware/Hadley Ventures, Inc. Subsequently, the Company's corporate domicile was changed to the State of Delaware, and its name was changed to Russco, Inc., effective December 20, 1990, by merger into a newly created Delaware corporation. The Company had no operations until July 28, 1995. On that date, the Company acquired Specialized Health Products, Inc., a Utah corporation, through a merger with a subsidiary of the Company (the "Acquisition"), and the Company changed its name to "Specialized Health Products International, Inc." Specialized Health Products, Inc., was incorporated in November 1993. The Board of Directors and management of Specialized Health Products, Inc. were elected and appointed to corresponding positions with the Company on July 28, 1995. See "Business-Company Background and 1995 Reorganization." In connection with the Acquisition, the Company raised gross proceeds of $8,602,500 (net proceeds of $7,883,061) through the sale of 4,376,250 shares of Common Stock, 3,110,875 Series A Warrants and 1,290,375 Series B Warrants to accredited investors in the United States and overseas in a private placement.

   Specialized Health Products International, Inc., is a Delaware corporation with its principal executive offices at 655 East Medical Drive, Bountiful, UT 84010. Its telephone number is (801) 298-3360.

                             Risk Factors

   An investment in the Common Stock of the Company involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" prior to any investment in the Company. See "Risk Factors."

                             The Offering

   The principal terms of the Common Stock offered hereunder are summarized below. For a more complete description, see "Description of Securities." The Selling Securityholders will receive all the proceeds from the sale of the Common Stock.


Securities Offered         8,777,500   shares   of   Common    Stock,
                           including  4,376,250 shares of outstanding
                           Common  Stock which may be sold by Selling
                           Securityholders   and  up   to   4,401,250
                           shares of Common Stock which may be sold by the holders of outstanding Warrants following exercise of such Warrants.

Rights of Common Stock     The shares of Common Stock
                           share  equally in all rights of the Common
                           including,  without  limitation   dividend
                           and voting rights.

Quotation                  The  Common Stock is quoted on the  NASDAQ
                           Small-Cap Market.

Trading Symbol             "SHPI"


                Summary Selected Financial Information

   The following table sets forth selected consolidated historical operating and balance sheet information for the Company. The following information should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere herein.

                                    Fiscal Year        9 Months Ended
                                     Ended (1)          (unaudited)
                                  Nov. 19  Dec. 31    Sept. 30    Sept. 30
                                   1993     1994        1994       1995
                                     (inception)
                                  to Dec. 31, 1993
Statement of Operations Data:
Sales                         $     _       33,256     24,154      442,341

Cost of sales                       _       21,669     14,974      252,801
                              ---------    --------   --------    ---------
Gross profit                        _       11,587      9,180      189,540


Expenses:
Research and development expense     _      290,950   156,931     532,537

General and administrative        3,450     620,022   306,678     972,911
expense                       ----------   --------- ---------  ----------
Total expenses                    3,450     910,972   463,609   1,505,448
                              ----------   --------- ---------  ----------
Operating loss                   (3,450)   (899,385) (454,429) (1,315,908)

Net interest income (expense)        _       (7,563)     (363)     15,774
                             -----------   --------- ---------  ----------
Net loss                       $ (3,450)   (906,948) (454,792) (1,300,134)

Dividends on preference stock        _      (16,780)  (11,262)    (11,389)
                             -----------   --------- ---------  ----------
Net loss attributable to common  (3,450)   (923,728) (466,054) (1,311,523)
stockholders                 ===========   ========= =========  ==========
Net loss per common share         (.003)       (.75)     (.40)       (.46)
                             ===========   ========= =========  ==========
Weighted average number of shares
used for net loss per share   1,170,000    1,224,074 1,177,088  2,820,883
computation (2)              ==========    ========= =========  ==========


Balance Sheet Data
(at period end):

Working capital               $ (12,150)   (287,723)            5,590,653
Total assets                     16,550     656,865             7,064,614
Long-term debt, less current         _      458,333                  _
maturities
Total stockholders equity        (2,150)   (355,878)            6,889,160
(deficit)
__________________________________________________________

Notes:
<F1>
(1) Excludes Specialized Health Products International, Inc. (formerly, Russco, Inc.) which had no operations prior to the Acquisition on July 28, 1995, and is immaterial.
<F2>
(2) Net loss per common share is based on the weighted average number of common shares outstanding. Stock options and warrants, and preferred shares prior to conversion, are not included in the calculation because this inclusion would be anti-dilutive and reduce the net loss per share amount.

                             RISK FACTORS


   An investment in the Common Stock of the Company is speculative in nature, involves a high degree of risk and should only be made by an investor who can afford the loss of his entire investment. In addition to the other information in this Prospectus, the following factors should be considered carefully by potential purchasers in evaluating an investment in the Common Stock of the Company offered hereby.

   History of Losses/Uncertain Profitability. The Company's products are in various stages of production, pre-production, development and research. The Company has only limited sales of its first product, its SafetyCradle sharps containers, and has few customers. No assurance can be given that the Company will ever have sufficient
sales  or  a  sufficient  customer  base  to  become  profitable.   At
September 30, 1995, the Company had an accumulated deficit of approximately $2,238,701. No assurance can be given that the Company will be able to compete with other manufacturers of similar products, many of whom have substantially greater financial resources than the Company. In addition, the business prospects of the Company will be affected by expenses, operational difficulties and other factors frequently encountered in the development of a business enterprise in a competitive environment, many of which may be unforeseen and beyond the Company's control.

   Dependence on Single Manufacturer. Large and expensive molds are used to produce the Company's Safety Cradler sharps containers. The Company owns the molds that its manufacturer uses to manufacture the Company's Safety Cradler sharps containers. It is expensive for the Company to pay to construct multiple product molds so that its products can be produced by multiple manufacturers. The Company plans to build additional molds as product demand increases. The Company expects to place such molds with additional manufacturers to reduce transportation costs and the risks associated with dependence on a single manufacturer. The Company does not have any present intent of engaging in the manufacturing business. The Company has a satisfactory working relationship with its present manufacturer. If the Company's manufacturer fails to perform its obligations in a timely and satisfactory manner or if there is a change in the Company's manufacturer/supplier, it could have a material adverse effect on the Company. See "Risk Factors _ Litigation." There can be no assurance that the Company would be successful in replacing its current manufacturer on terms favorable to the Company. Likewise, there can be no assurance that the Company will be successful in finding additional manufacturers to manufacture its products on terms favorable to it, should product demand increase.

   The Company intends to use outside companies to produce each of its product lines. Presently, prototypes of the Company's SafetyLance safety lancet and ExtreSafe needle retraction system are being developed by independent companies. In addition, alternative manufacturing sources have been identified, but no contracts have been entered into. The Company may not be able to enter into manufacturing agreements on terms favorable to it for the manufacture of such products.

   Dependence On Third Party Relationships. The Company is dependent on third parties for the production and distribution of its Safety Cradler sharps containers and for the production and distribution of its follow-on products. There can be no assurance that the Company will be successful in maintaining such relationships with manufacturers and distributors on terms favorable to the Company.

  Pricing. Manufacturing costs and pricing for the Company's products may be higher than for their conventional counterparts which are not designed to provide the protection afforded by the Company's products. Continuing pressure from Medicare, Medicaid and other payors to reduce costs in the health care industry as well as increasing competition from other protective products could affect the Company's ability to sell its products at premium prices. Reductions in selling prices could adversely affect operating margins if the Company cannot achieve corresponding reductions in manufacturing costs.

   Availability of Resins. The Company uses polypropylene and other resins in the manufacture of its products. While these resins are generally widely available, prices are subject to fluctuations caused in part by changes in supply and demand. Significant increases in the prices of these resins could have a material adverse effect on the financial condition of the Company.

   Rapidly Changing Technology. The Company is presently in various stages of production, pre-production, development and research with respect to its Safety Cradler sharps containers, SafetyLanceO safety lancet, ExtreSafeO medical needle retraction technology, intravenous flow gauge system, blood collection needle, filmless digitized imaging technology and other products. The Company's focus on these particular product lines and technologies makes the Company vulnerable to the development of superior competing products and changes in technology that could eliminate the need for the Company's products. There can be no assurance that the introduction of competing products will not adversely affect the Company's attempts to develop and market its products successfully.

   Lack of Market Acceptance. The use of safety medical products, including the Company's products, is relatively new. Although the potential market for these products is large, actual sales of the Company's products may be much less than the market's potential. Market acceptance of the Company's products will depend in large part upon the Company's ability to demonstrate the operational advantages, safety, efficacy, and cost-effectiveness of its products compared to competing products. There can be no assurance that the Company's products will achieve market acceptance.

   Dependence  on Continued Research and Development.  The  ExtreSafe(TM)
medical  needle  technology,  SafetyLance(TM),  intravenous  flow   gauge
system,   blood  collection  needle  and  filmless  digitized  imaging technology are still in various stages of development.  The Company is
also  exploring additional applications for all of its products.   The
continued development of its products and development of additional applications therefore is important to the long-term success of the
Company.   There can be no assurance that any of such applications  or products will be developed or, if developed, that they will be successful.

   Joint Venture Risks. The Company has entered into an agreement (Agreement) with a third party (Zerbec, Inc.) to form a Joint Venture (the "Venture") to develop, make and distribute an improved filmless digitized imaging system. The Venture is seeking funding to provide an alpha test system in 1996, beta test systems in 1997 and production deliveries in 1998. For a 50% interest in the Venture (before dilution by financing investors), the Company is providing up to
$360,000 to support the operations of the Venture over a 12-month period. For the Venture to be successful, the Company estimates that between $3,000,000 and $6,000,000 will have to be raised through financing channels which do not impact the success of the Company. It is anticipated that at least one-third of the outstanding shares of the Venture will be sold to fund development through initial production of related filmless digitized imaging systems. While a prototype filmless digitized imaging system has been built and demonstrated and patents have been allowed in support of the filmless digitized imaging technology, no assurance can be given that the system will find profitable acceptance in the marketplace.

   Dependence on Patents and Proprietary Rights. The Company's future success depends in part on its ability to protect its intellectual property and maintain the proprietary nature of its technology through a combination of patents and other intellectual property arrangements.
The   Company  owns  three  United  States  patents  and  has   patent
applications pending in the United States and in other countries that are directly applicable to the Company's Safety Cradle(R) sharps container products. The Company also owns one United States patent relating to its SafetyLance(TM), one United States patent and three additional recently allowed United States Patent applications relating
to   its  ExtreSafe(TM)  medical  needle  technology.   The  Company  has
additional United States patent applications pending relating to its ExtreSafeO medical needle technology and SafetyLance(TM). An affiliate of the Company, the Venture, owns three United States patents and three Canadian patents that are directly applicable to the filmless digitized imaging technology. The Company plans to timely file foreign patent applications where it deems the same to be appropriate. There can be no assurance, however, that the protection provided by such patents and patent applications, if issued, will be broad enough to  prevent competitors from introducing similar products or that such
patents,  if  challenged,  will  be  upheld  by  the  courts  of   any
jurisdiction. Patent infringement litigation, either to enforce the Company's patents or defend the Company from infringement suits, would be expensive and, if it occurs, could divert Company resources from other planned uses. Any adverse outcome in such litigation could have a  material adverse effect on the Company.  Patent applications  filed in foreign countries and patents in such countries are subject to laws
and  procedures  that differ from those in the United States.   Patent
protection  in such countries may be different from patent  protection
under  U.S.  laws  and may not be as favorable to  the  Company.   The
Company also attempts to protect its proprietary information through the use of confidentiality agreements and by limiting access to its facilities. There can be no assurance that the Company's program of patents, confidentiality agreements and restricted access to its facilities will be sufficient to protect the Company's proprietary technology from competitors.

   Ability to Manage Growth. The Company intends to pursue a strategy of rapid growth. The Company plans to significantly expand its product lines and to devote substantial resources to operations and research and development support areas, including marketing and administrative services. There can be no assurance that the Company will obtain sufficient manufacturing capacity on favorable terms, attract qualified personnel or successfully manage such expanded operations. While the Company is not presently in need of additional manufacturing capacity or management personnel, the failure to properly manage growth could have a material adverse effect on the Company.

   Competition. The Company is engaged in a highly competitive business and will compete directly with firms that have much longer operating histories, substantially greater financial resources and experience, greater size, more substantial marketing organizations and established distribution channels and that are better situated in the market than the Company. Such competitors may use their economic strength to influence the market to continue to buy their existing products. The Company does not have an established customer base and is likely to encounter a high-degree of competition in developing a customer base. One or more of these competitors could use such resources to improve their current products or develop new products that may compete more effectively with the Company's products. New competitors may arise and may develop products which compete with the Company's products. In addition, new technologies may arise which could lower or eliminate the demand for the Company's products. Recognizing these factors, the Company intends to form marketing and distribution alliances with established marketing and distribution firms for the Company's products. No assurance can be given that such relationships can be established or maintained. See "Business _ Competition".

   Need for Additional Funds. As currently projected, the Company believes that its current cash reserves, together with operating revenues and existing financing commitments, will be sufficient to
support  its  operations  for the next 12 months.   See  "Management's
Discussion  and  Analysis  of  Financial  Condition  and  Results   of
Operations." The Company's need for capital during the next year or more will vary based upon a number of factors, including the rate at which demand for products expands, the level of sales and marketing activities for the Safety Cradle(R) sharps container products, and the level of effort needed to develop and commercialize the Safety Cradle(R), SafetyLance(TM), and ExtreSafe(R) medical needle technology, intravenous flow gauge and blood collection needle. In addition, the Company's business plans may change or unforeseen events may occur which require the Company to raise additional funds. Additional funds may not be available on terms acceptable to the Company when the Company needs such funds. The lack of additional funds when needed could have a material adverse effect on the Company.

   Product Liability. The sale of medical devices entails an inherent risk of liability in the event of product failure or claim of harm caused by product operation. The Company is not aware of any claim against it based upon the use or the failure of its products. The Company maintains product liability insurance against any such claims in amounts it believes to be adequate. There can be no assurance that the Company will not be subject to such claims, that any claim will be successfully defended or if the Company is found liable, that the claim will not exceed the limits of the Company's insurance. There is also no assurance that the Company will obtain product liability insurance on acceptable terms. Product liability claims could have a material adverse effect on the Company.

  Litigation. During 1994, Specialized Health Products, Inc. ("SHP"), a wholly owned subsidiary of the Company, entered into various agreements with Mold Threads, Inc., a Connecticut corporation ("MT"), whereby MT agreed to construct various molds and to manufacture sharps container products for SHP. SHP alleges that MT did not fulfill its contractual obligations in a timely or satisfactory manner. When SHP attempted to move the mold work and production to another mold maker/manufacturer, MT refused to release SHP's molds. In January 1995, SHP filed a lawsuit in the United States District Court for the District of Utah against MT alleging breach of contract, conversion, and intentional interference with business relations. Thereafter, MT agreed to release SHP's molds. The time for answering SHP's complaint has not yet run. SHP's claims are in excess of $50,000, exclusive of attorney's fees and costs. SHP anticipates that MT will counterclaim for $22,328, exclusive of attorney's fees and costs, representing amounts MT alleges are owed by SHP. SHP believes that MT has waived the right to assert any additional counterclaims. The litigation is in the early stages, is subject to all of the risks and uncertainties of litigation, and the outcome cannot presently be predicted. Specifically, there is no assurance that SHP will be successful in this lawsuit, that the lawsuit will be resolved on acceptable terms, or that SHP and the Company will not incur significant costs in asserting its claims and defending its position.

   Government Regulation. Government regulation is a significant factor in the development and marketing of the Company's products and in the Company's ongoing manufacturing and research and development activities.

   The Company's Safety Cradle(R) sharps container products are Class II devices under the regulatory structure of the Federal Food, Drug, and Cosmetic Act (the "FD&C Act") which is administered by the United
States  Food  and  Drug  Administration  ("FDA").   The  Company   has
previously acquired FDA approval of a 510(k) pre-market clearance submission on its Safety Cradle(R) sharps container which supports its marketing and selling of its Safety Cradle(R) sharps container products
subject  to  ongoing  regulatory controls by  the  FDA.   Among  other
things,  the  FDA  requires adherence to certain  "Good  Manufacturing
Practices"  ("GMP")  regulations  that  include  validation   testing,
quality  assurance, quality control and documentation procedures.   In
addition, performance standards could be promulgated by the FDA that the Company's Safety Cradle(R) sharps containers would be required to
meet.   Failure to meet those standards would require the  Company  to
discontinue  the  marketing  of  the  product.   In  addition,  future
regulations may be imposed which might have a material adverse effect on the Company and/or one or more of its products. Furthermore, since the FDA continually regulates and inspects medical devices and their manufacture, any actual or potential product failure could result in the imposition of administrative and/or judicial sanctions, including product recall, which might have a material adverse effect on the Company.

   In addition to the foregoing, the Occupational Safety and Health Administration ("OSHA") requires, in part, that sharps containers be closeable, disposable, puncture-resistant, leak proof on the sides and bottom, and appropriately labeled. The Company believes that its sharps containers are in compliance with present OSHA regulations. Future regulations, however, may be imposed which might have a material adverse effect on the Company and/or one or more of its products.

    The  Company's  follow-on  products  (the  SafetyLance(TM)  and   the
ExtreSafe(TM) medical needle technology, intravenous flow gauge and blood
collection  needle) are still in the development stage.   The  Company
expects the SafetyLance(TM) to be a Class I device and be subject to the same types of limitations and controls as imposed on its sharps
containers.   The Company expects its other follow-on products  to  be
Class  II  devices.   The Company expects that its follow-on  products
will not require pre-market approval applications but will be eligible for pre-market clearance through the 510(k) notification procedure based upon their substantial equivalence to previously marketed
devices.    Although  the  510(k)  pre-market  clearance  process   is
ordinarily simpler and faster than the pre-market approval process, there can be no assurance that the Company will obtain 510(k) pre-market clearance to market its follow-on products, or that the Company's follow-on products will be classified as described above, or that, in order to obtain 510(k) pre-market clearance, the Company will not be required to submit additional data or meet additional FDA requirements that may substantially delay the 510(k) process and add
to   the   Company's  expenses.   Moreover,  such  510(k)   pre-market
clearance, if obtained, may be subject to conditions on the marketing or manufacturing of the corresponding products that may impede the Company's ability to market and/or manufacture such products.

   If any of the Company's follow-on products do not qualify for the 510(k) procedure (either because it is not substantially equivalent to a legally marketed device or because it is a Class III device), the FDA must approve a pre-market approval ("PMA") application before marketing can begin. PMA applications must demonstrate, among other matters, that the medical device is safe and effective. A PMA application is typically a complex submission, usually including the results of clinical studies, and preparing an application is a detailed and time-consuming process. Once a PMA application has been submitted, the FDA's review may be lengthy and may include requests for additional data. By statute and regulation, the FDA may take 180 days to review a PMA application although such time may be extended. Furthermore, there can be no assurance that a PMA application will be reviewed within 180 days or that a PMA application will be approved by the FDA.

   In March 1995, the FDA issued a draft guidance document on 510(k) notifications for medical devices with sharps injury prevention features, a category that would cover the Company's follow-on products. The draft guidance provisionally placed this category of products into Tier 3 for purposes of 510(k) review, meaning that such products will be subject to the FDA's most comprehensive and rigorous review for 510(k) products. However, review under this classification is expedited. The draft guidance also states that in most cases, FDA will accept, in support of a 510(k) notification, data from tests involving simulated use of such a product by health care professionals, although in some cases that agency might require actual clinical data.

  The process of obtaining required regulatory clearances or approvals can be time-consuming and expensive, and compliance with the FDA's GMP regulation and other regulatory requirements can be burdensome. Moreover, there can be no assurance that the required regulatory clearances will be obtained, and such clearances, if obtained, may include significant limitations on the uses of the follow-on products in question. In addition, changes in existing regulations or guidelines or the adoption of new regulations or guidelines could make regulatory compliance by the Company more difficult in the future. The Venture must also meet FDA requirements before marketing the filmless digitized imaging technology. The failure to comply with applicable regulations could result in fines, delays or suspensions of clearances, seizures or recalls of products, operating restrictions and criminal prosecutions, and would have a material adverse effect on the Company. See "Business _ Government Regulation."

   Distribution of the Company's products in countries other than the United States may be subject to regulation in those countries. There can be no assurance that the Company will obtain the approvals necessary to market any of its products outside the United States.

   Uncertainty in the Health Care Industry. The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care facilities. During the past several years, the health care industry has been subject to increased government regulation of reimbursement rates and capital expenditures. Among other things, third party payors are increasingly attempting to contain health care costs by limiting both coverage and reimbursement levels for health care products and procedures. Because the price of the Company's products may exceed the price of conventional products the cost control policies of third party payors, including government agencies, may adversely affect use of the Company's products.

   There are numerous proposals to reform the U.S. health care system and health care systems of various states. Many of these proposals seek to increase government involvement in health care, lower reimbursement rates, contain costs and otherwise change the operating environment for the Company's customers. Health care providers may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments in new technology, including the Company's products. The Company cannot predict what impact, if any, such proposals or health care reforms might have on the Company's financial condition and results of its operations.

   Dependence on Key Personnel. The success of the Company depends upon the skills, experience and efforts of its management. Should the services of one or more members of its present management become unavailable to the Company for any reason, the business of the Company could be adversely affected. The Company does not have noncompetition agreements in place with its key personnel.

    Market Volatility. Market prices of securities of medical technology companies are highly volatile from time to time. The market price of the Company's securities may be significantly affected by factors such as the announcement of new product or technical innovations by the Company or its competitors, changes in the regulatory environment, or by other factors that may or may not relate directly to the Company.

   Shares Eligible for Future Sale. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of the Common Stock prevailing from time to time following this offering (the "Offering"). Sales of substantial amounts of Common Stock (including shares which may be issued upon exercise of Warrants and/or stock options), or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock. See "Securities Eligible for Future Sale."

   The  securities of the Company that are not registered  hereby  may become eligible for offer and sale without registration under the Securities Act. In general, under Rule 144, as currently in effect, if two years have elapsed since the later of the date of acquisition of the securities from the Company or the date of acquisition of securities from any affiliate of the Company, the acquirer or subsequent holder is also entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume of Common Stock on all exchanges and reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Certain securityholders acquired shares of Common Stock during 1993 and 1994 and may be eligible for this exemption from registration.

   Within three months following the effective date of this offering, the Company expects to register for sale under the Securities Act up to 5,328,401 shares of Common Stock, including 3,890,403 shares of outstanding Common Stock which may be sold by certain shareholders of the Company and up to 1,437,998 shares of Common Stock which may be issued by the Company to certain existing shareholders upon the exercise of certain stock options. Sales of these shares of Common Stock by the holders thereof, or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock.

   Effect of Failure to Comply with Securities Law. In the event that it is later determined that any previous offering by the Company was not exempt from registration under federal and any applicable state securities laws, it is possible that an investor may have the right to rescind his or her purchase of the securities. If a number of purchasers were to successfully seek rescission, the Company could face severe financial demands that could adversely affect the Company and, therefore, the price of the Common Stock.

   No Dividends. The Company has not paid dividends since its inception and does not intend to pay any dividends in the foreseeable future. No assurance can be given that it will pay dividends at any time. The Company presently intends to retain future earnings, if any, for financing the growth and expansion of the Company.

   Limitations on Director Liability. The Company's Certificate of Incorporation provides, as permitted by governing Delaware law, that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any action or failure to take any action, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. In addition, the Company has agreed and its Certificate of Incorporation and Bylaws provide, for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law and has entered into contracts with its directors and officers providing for such indemnification.

   Possible Delisting of Securities from NASDAQ System. Trading of 300,000 shares of the Company's Common Stock is currently conducted on the NASDAQ Small-Cap Market System. In order to continue to qualify its Common Stock for quotation on the NASDAQ Small-Cap Market, a company must have, among other things, at least $2,000,000 in total assets, $1,000,000 in capital and surplus and a minimum bid price for its common shares of $1.00 per share. The Company may be unable to satisfy the continued listing criteria under the rules, inasmuch as it might have less than $2,000,000 in total assets or $1,000,000 in capital and surplus, or the minimum bid price for its common stock might be less than $1.00 at some time in the future, in which event any listed security of the Company will be subject to delisting.

   In the event of such delisting, trading, if any, in the Company's securities would be expected to be conducted on the over-the-counter market in what is commonly referred to as the "pink sheets" or the "Electronic Bulletin Board." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. The loss of continued quotation on the NASDAQ System may also cause a decline in share price, loss of news coverage of the Company and difficulty in obtaining subsequent financing.

  No Control Over Market Making. No person is under any obligation to make a market in the Company's Common Stock and any person making a market in the Common Stock may discontinue market making activities at any time without notice. There can be no assurance that an active public market for the Common Stock will develop or, if such a market develops, that it will continue.

  Placement Agent Warrants; Risk of Further Dilution. The Company has provided U.S. Sachem Financial Consultants, LP ("Sachem"), placement agent of a prior private placement, and various sub-placement agents, with Series A Warrants to purchase shares of Common Stock at the price of $3.00 per share and Series B Warrants to purchase shares of Common Stock at the price of $2.00 per share. For the life of these Warrants, the holders thereof are given the opportunity to profit from the difference, if any, between the exercise price of these Warrants and the value of or market price, if any, of the Common Stock with a resulting dilution in the interest of existing stockholders. The terms on which the Company could obtain additional capital during the exercise period of the Warrants may be adversely affected by these Warrants.

   Barriers to Takeover. The Company has an authorized class of 5,000,000 shares of preferred stock which may be issued by its Board of Directors on such terms and with such rights, preferences and designations as the board may determine. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. In addition, certain "anti-takeover" provisions of the Delaware General Corporation Law, among other things, may restrict the ability of stockholders to effect a merger or business combination or obtain control of the Company and may be considered disadvantageous by a stockholder. See "Description of Securities _ Anti-Takeover Provisions" and "Description of Securities _ Certain Certificate and Bylaw Provisions." Management of the Company presently intends to issue shares of preferred stock to certain members of management in the near future, which shares might have substantially more than one vote per share or other provisions designed to deter a change in control of the Company. The issuance of such shares to a limited group of management shareholders may vest in such persons absolute voting control of the company, including, among other things, the ability to elect all of the directors, and to control certain matters submitted to a vote of shareholders and to prevent any change in management despite performance. Also, the shares of preferred stock may have the right to vote upon certain matters as a separate class.

   Market  Overhang.  At commencement of this Offering, there will  be
(a) 8,566,653 shares of Common Stock outstanding, of which 4,376,250 shares of Common Stock are being registered hereby and 300,000 shares of Common Stock have been previously registered, and (b) warrants and stock options exercisable for 5,726,060 shares of Common Stock. Of the shares of Common Stock underlying these warrants and options, 4,401,250 shares of Common Stock are being registered hereby. Thus, upon completion of this Offering, assuming that all of the Warrants are exercised, there will be 12,967,903 shares of Common Stock outstanding, of which 9,077,500 shares will be registered. In addition, within three months following the effective date of this offering, the Company expects to register for sale under the

Securities Act up to 5,328,401 shares of outstanding Common Stock, including 3,890,403 shares of outstanding Common Stock which may be sold by certain shareholders of the Company and up to 1,437,998 shares of Common Stock which may be issued to certain existing shareholders by the Company upon the exercise of certain stock options. The sale of a substantial part of these securities could adversely affect the market price of the Common Stock, which may hinder any future efforts of the Company to raise capital. See "Securities Available for Future Sale" and "Principal and Selling Securityholders."

                            DIVIDEND POLICY


  To date, the Company has not paid dividends on its respective common stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's operations.


                          SHARE PRICE HISTORY


   The Common Stock has been quoted on NASDAQ Small-Cap Market since October 1995 under the trading symbol "SHPI." From July 1995 through October 1995 the Common Stock was quoted on the NASD Over-the-Counter market under the symbol "SPZH." Prior to July 1995, 300,000 shares of Common Stock had been issued and registered pursuant to a registration statement under the Securities Act and were eligible for resale without restriction, although no active trading market existed for the Company's Common Stock. On December 4, 1995, the reported high bid and low ask prices of the Common Stock were $10.50 and $8.50, respectively. The following table sets forth the high and low bid information of the Common Stock for the periods indicated. It should be understood that only 300,000 shares have been available for trading to date, and that such over the counter market quotations reflect inter-dealer prices without retail markup, markdown or commission, and the quotations may not reflect any actual market transactions in the Common Stock.

          Quarter Ended              High       Low
          1995
          September 30               $5.25     $2.50
          December 31                    $         $

                            CAPITALIZATION

   The following table sets forth actual capitalization of the Company at September 30, 1995, and as adjusted to reflect the effect that would take place if all the Warrants were exercised and converted. There can be no assurance that all or any Warrants will be exercised.

                                                      September 30, 1995
                                                   Actual       As Adjusted
Long-term debt                                     $      0       $      0

Stockholders' Equity:
Preferred Stock, $.001 par value - 5,000,000              0              0
shares authorized;
no shares outstanding
Common Stock, $.02 par value - 50,000,000 shares    171,333        259,358
authorized, 8,566,653 (12,967,903, as adjusted)
outstanding (1)
Common stock subscription receivable               (349,500)      (349,500)

Additional Paid-in Capital                        9,316,028     21,141,378

Accumulated Deficit                              (2,238,701)    (2,238,701)
                                                 -----------    -----------
Total Stockholders' Equity                        6,899,160     18,812,535
                                                 -----------    -----------
Total Capitalization                            $ 6,899,160    $18,812,535

_______________
<F1>
(1) Adjusted to give effect to the issuance of 3,110,875 shares of Common Stock issuable upon the exercise of the Series A Warrants and 1,290,375 shares of Common Stock issuable upon the exercise of the Series B Warrants. The Warrants are callable by the Company under certain conditions. See "Description of Securities." Does not include up to 2,000,000 shares of Common Stock (the "Earn-Out Shares") that may be issued pursuant to certain agreements with members of management, 1,284,998 shares of Common Stock that may be granted under the Company's non-qualified stock option plan, including 1,171,810 shares subject to options now outstanding,
  108,000 shares of Common Stock issuable upon the exercise of options now outstanding issued under SHP's non-qualified stock option plan which was assumed by the Company in connection with the Company's acquisition of SHP, or 45,000 shares of Common Stock issuable upon the exercise of certain warrants issued to a single investor by SHP which were assumed by the Company in connection with the Company's acquisition of SHP. See "Description of Securities"

                        SELECTED FINANCIAL DATA

   The following table presents summary financial data with respect to the Company, (a) for its fiscal years ended December 31, 1994 and 1993, which information is derived from the financial statements of the Company which have been audited by KPMG Peat Marwick LLP, and (b) for the nine-month periods ended September 30, 1994 and 1995, which information is derived from the unaudited financial statements of the Company. The unaudited summary financial data for the nine-month periods ended September 30 reflect, in the opinion of management, all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of the financial information for such periods and at such dates. The information set forth below should be read in conjunction with the consolidated financial statements and the notes thereto and other financial information included elsewhere in this Prospectus. The results of operations for the nine months ended September 30, 1995, are not necessarily indicative of results for the fiscal year ending December 31, 1995, or any other period.

                                         Fiscal Year          9 Months Ended
                                          Ended (1)             (unaudited)
                                 Nov. 19,1993    Dec. 31     Sept. 30   Sept. 30
                                  (inception)      1994        1994     1995
                                to Dec. 31,1993

Statement of Operations Data:
Sales                            $       _        33,256      24,154     442,341
Cost of sales                            _        21,669      14,974     252,801
                                 ------------   ----------   -------- ----------
Gross profit                             _        11,587       9,180     189,540

Expenses:
Research and development expense         _       290,950     156,931     532,537
General and administrative            3,450      620,022     306,678     972,911
                                -------------  -----------  -------- ------------
Total expenses                        3,450      910,972     463,609   1,505,448
                                -------------  -----------  --------- ------------
Operating loss                       (3,450)    (899,385)   (454,429) (1,315,908)
Net interest income (expense)            _        (7,563)       (363)     15,774
                                -------------  -----------  ---------- -----------
Net loss                          $  (3,450)    (906,948)   (454,792) (1,300,134)
Dividends on preference stock            _       (16,780)    (11,262)    (11,389)
                                -------------  -----------  ---------- -----------
Net loss attributable to common      (3,450)    (923,728)   (466,054) (1,311,523)
stockholders                    =============  ===========  ========== ===========
Net loss per common share             (.003)        (.75)       (.40)       (.46)
                                =============  ===========  ========== ============
Weighted average number of shares
used for net loss per share       1,170,000     1,224,074    1,177,088    2,820,883)
computation (2)                 =============  ===========  ==========  ============

Balance Sheet Data (at period end):

Working capital                  $  (12,150)     (287,723)                5,590,653
Total assets                         16,550       656,865                 7,064,614
Long-term debt, less current
     Maturities                          _        458,333                        _

Total stockholders equity
     (deficit)                       (2,150)     (355,878)                6,889,160

__________________________________________________________

<F1>
(1)  Excludes   Specialized  Health  Products  International,   Inc.
    (formerly,  Russco,  Inc.)  which had no  operations  prior  to  the
     Acquisition on July 28, 1995, and is immaterial.
<F2>
(2)  Net loss per common share is based on the weighted average number of  common  shares  outstanding.  Stock options  and  warrants,  and preferred  shares  prior  to conversion, are  not  included  in  the calculation  because  this  inclusion  would  be  anti-dilutive  and reduce the net loss per share amount.


                 MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial condition. The discussion should be read in conjunction with the consolidated financial statements and notes thereto. Wherever in this discussion the term "Company" is used, it should be understood to refer to the Company and SHP, on a consolidated basis, except where the context clearly indicates to the contrary. Prior to the
Acquisition wherein the Company acquired SHP (See note 1 to the consolidated financial statements) the Company had no operations.

Overview

  From its inception, the Company has incurred losses from operations.
As of September 30, 1995, the Company had cumulative net losses totaling $2,238,701. To date, the Company's principal focus has been the design, development, testing, and evaluation of its Safety Cradle(R) sharps containers, SafetyLance(TM), ExtreSafe(TM) medical needle technology, intravenous flow gauge system, blood collection needle, and other products, and the design and development of its molds and production processes relating to its Safety Cradle(R) sharps containers.

  In 1994, the Company had limited sales of its sharps containers due, in part, to the fact the molds used to produce the sharps containers had not been completed and come on line. Certain of the Company's Safety Cradle(R) sharps container molds were completed in the first half of 1995, and the remaining Safety Cradle(R) sharps container molds are expected to be completed in the second half of 1995. As molds were completed, the Company's sales increased from $33,256 for 1994 to $442,341 in the nine months ended September 30, 1995.

    The   Company  anticipates  that  commercial  production  of   its
SafetyLance(TM), ExtreSafe(TM) catheter and ExtreSafe(TM) blood collection
needle will commence in 1996 and the ExtreSafe(TM) syringe in 1997.   The
Company's other ExtreSafe(TM) medical needle technology products, intravenous flow gauge and blood collection needle are conceptual ideas in the research stage. No assurance can be given, however, that the Company will be able to adhere to these time frames or that such products will ever go to market.

Nine Months Ended September 30, 1995 and 1994

   The  Company  had  sales  of $442,341 for  the  nine  months  ended
September 30, 1995, and sales of $24,154 for the nine months ended September 30, 1994. These revenues were derived largely from the sale of sharps containers that were produced on a limited basis during 1994. Commercial manufacture and sale of additional sizes and versions of the Company's sharps containers were introduced in the third and fourth quarters of 1995.

   Research and development expenses were $532,537 for the nine months ended September 30, 1995, compared with $156,931 for the nine months ended September 30, 1994. The Company's efforts in the nine months ended September 30, 1995, were focused on refining the design and producing molds for its Safety Cradle(R) sharps container products, and upon the design and development of its SafetyLance(TM) and ExtreSafe(TM) medical needle technology, intravenous flow gauge system, and blood collection needle. The Company's efforts in the nine months ended September 30, 1994, were focused on refining the design and producing molds for its Safety Cradle(R) sharps container products.

   General and administrative expenses were $1,006,290 for the nine months ended September 30, 1995, compared to $306,678 for the nine months ended September 30, 1994. The increase in costs resulted primarily from the hiring of additional product development, sales and marketing personnel to support sale and commercialization of the Company's products.

   Net interest income was $15,774 for the nine months ended September 30, 1995, compared with net interest expense of $363 for the nine months ended September 30, 1994. The interest income for the nine months ended September 30, 1995, relates to interest earned on funds derived from the sale of the Company's equity securities which closed in August 1995.

Year Ended December 31, 1994

   The  Company had  sales of $33,256 for the year ended December  31,
1994.   These  revenues were derived largely from the sale  of  sharps containers that were produced on a limited basis during 1994.

   Research and development expenses were $290,950 for the year ended December 31, 1994. The SHP's efforts in 1994 were focused on refining the design and producing molds for its Safety Cradle(R) sharps container products, and upon the acquisition, design and development of its SafetyLance(TM) and ExtreSafe(TM) medical needle technology, intravenous flow gauge system and blood collection needle.

  General and administrative expenses were $620,022 for the year ended December 31, 1994. The Company's operating costs resulted primarily from the employment of product development, sales and marketing personnel to support sales and commercialization of the Company's products.

   Net interest expense was $7,563 for the year ended December 31, 1994. The interest expense relates to the accrued interest on certain notes payable and the interest on the Company's line of credit.

Year Ended December 31, 1993

   SHP was formed in November of 1993. SHP had no revenues from inception to December 31, 1993. The principal activity of SHP during
this   period   was  negotiation  and  acquisition  of   the   certain
intellectual property relating to the sharps containers.  SHP  had  no
research  and  development  or financing expenses.   The  general  and
administrative expenses of SHP totaled $3,450, which were devoted largely to activities relating to the acquisition of the Sharp-Trap(R) patents, (See "Business") patent applications and related intellectual property.

  During the period prior to November 1993, the Company (not including
SHP) had no operations and its financial results were immaterial

Year Ended December 31, 1992

   During  this  period   the  Company  (not  including  SHP)  had  no
operations and its financial results were immaterial.

Liquidity and Capital Resources

   The Company's need for funds has increased from period to period as it has increased its research and development activities, expanded staff, and commenced the purchase and construction of molds and production equipment. To date the Company has financed its operations principally through borrowings and private placements of equity securities and debt. For the nine months ended September 30, 1995, the Company had received net proceeds of approximately $7,883,061 through the sale of equity securities and had $349,500 in subscriptions receivable relating to equity securities. In addition, $190,000 was received from prior subscriptions receivable. As of that date, the Company's liabilities totaled $165,454. All of these liabilities are current liabilities. The Company had working capital at the nine months ended September 30, 1995, of $5,590,653 .

   During  the nine-month period ended September 30, 1995, the Company
spent  $1,628,878  on  operating activities.   The  Company's  working
capital  and other capital requirements during the next year  or  more will vary based upon a number of factors, including the cost to complete development and bring the SafetyLance(TM) and ExtreSafe(TM) medical needle technology, intravenous flow gauge system, blood collection needle and other products, to commercial viability, the cost and effort needed to complete production of the Sharp-Trap(R) molds, the level of sales and marketing for the Safety Cradle(R) sharps containers, and the resources that are expended in SHP's lawsuit against Mold Threads, Inc. See "Risk Factors _ Litigation." The Company believes that  the funds described above and funds generated from the  sale  of its Safety Cradle(R) sharps container products, will be sufficient to support the Company's operations and planned capital expenditures at least through fiscal 1996.  The Company's failure either to produce or sell sufficient quantities of Safety Cradle(R) sharps container products
could  materially and adversely affect the Company's cash  flows.   In
addition, the Company's business plans may change or unforeseen events may occur which require the Company to raise additional funds.

Inflation

  The Company does not expect the impact of inflation on operations to be significant.

                               BUSINESS


General

   The Company primarily develops health care products that limit or prevent the risk of accidental needle sticks which may cause the spread of blood-borne diseases such as HIV and Hepatitis B, as well as other products for use in the health care industry.

   The   Company  has created a portfolio of proprietary  health  care products which are in various stages of production, pre-production, development and research. In December 1994 the Company introduced the first in its line of newly developed containers for the disposal of contaminated "sharps" (e.g., needles, syringes, blood collection
systems, intravenous catheters, surgical blades, lancets, etc.).   The
Company  is  introducing additional sizes and versions of  its  Safety
Cradler   sharps  containers  in  1995.   The  Company  is   currently
developing a SafetyLance(TM) lancet, a small hand-held device for penetrating the skin to obtain blood for analysis. Prototypes of the Company's SafetyLance(TM) lancet and ExtreSafe(TM) syringe were completed in the fourth quarter of 1995, and commercial production will commence in 1996. The Company is also developing a line of products using the Company's ExtreSafe(TM) medical needle technology, which incorporates a system to allow a contaminated needle to be automatically retracted directly from a patient and immediately encapsulated without exposure to the health care worker. A prototype of the first product using the safe-needle retraction technology was completed in April 1995, and commercial production is anticipated to commence in 1996. Prototypes of the Company's ExtreSafe(TM) catheter and ExtreSafe(TM) syringe were completed in the second half of 1995. The Company's concepts for a safety intravenous flow gauge, blood collection needle and filmless digitized imaging technology are in the research stage.

Company Background and 1995 Reorganization

   The Company was incorporated in 1986 as Santian Ventures, Inc. as a Utah corporation. In 1989 the Company changed its name to Ware/Hadley Ventures, Inc. Subsequently, the Company's corporate domicile was changed to the State of Delaware, and its name was changed to Russco, Inc., effective December 20, 1990, by merger into a newly created Delaware corporation. The Company had no operations until July 28, 1995. On that date, the Company acquired Specialized Health Products, Inc., a Utah corporation, through a merger with a subsidiary of the Company, and the Company changed its name to "Specialized Health Products International, Inc." Pursuant to an Agreement and Plan of Merger dated June 23, 1995, among the Company, SHP and a shareholder of the Company (the "Merger Agreement"), all persons serving as officers and directors of the Company resigned upon consummation of the acquisition and SHP became a wholly owned subsidiary of the
Company. The persons serving as officers and directors of SHP immediately prior to the consummation of the Acquisition were elected to the same offices with the Company and retained their positions as directors and officers of SHP. Prior to the Acquisition, neither SHP nor any affiliate of SHP had an interest in Russco, Inc.

Products

  Sharps Containers

In January 1994, SHP acquired the Sharp-Trap(R) name and all technology developed by Sharp-Trap, Inc., a Michigan corporation, relating  to  a  patented container entry system that is  designed  to
reduce   the  risk  of  accidental  needle  sticks  and  exposure   to
contaminated instruments when disposing of contaminated instruments. At the time of SHP's purchase of the Sharp-Trap(R) technology, Sharp-Trap, Inc. was already manufacturing two sharps container product configurations, a 0.5 quart and a 1.5 quart (the "Sharp-Trap(R)"containers).

   Following extensive research and discussions with medical product distributors and end users, SHP designed an improved line of Safety Cradle(R) sharps containers (the "Safety Cradle(R)") which retained a basic container closure technology and incorporated improvements to make  them  safer, higher quality, easier to use and  less  costly  to
manufacture  than  the  Sharp-Trap(R)  containers.   Unlike  traditional
sharps containers, self-closing Safety Cradle(R) containers allow for disposal of sharps in a container that incorporates a self closing
sharps  containment flap and an open/close/lock mechanism.   The  open
position allows the Safety Cradle(R) to be used for disposal of sharps into the container. In the close position, the Safety Cradle(R) cannot open and the container can be safely moved to another site if
necessary.   In  the lock position, a filled container is  permanently
locked up, ready for recycling or biohazard disposal. For disposal, each sharp is placed on the Safety Cradle(R) section which has raised, protecting barriers which help prevent the user's fingers from
slipping  into  the container and becoming exposed to sharps.   A  lid
section of the top of the container releases the Safety Cradle(R) "trap door," dumping the whole syringe, blade or other sharp object into the
safe   holding  compartment.   The  self-closing  Safety  Cradle  then
automatically returns to a closed position. These containers are made of environmentally safe polypropylene material.

   SHP has developed three sizes of the Safety Cradle(R) containers. Each container size uses the same top, but the bottom section varies in size to allow different volumes to be accommodated (i.e., a 3 inch
- - 2.5 quart, a 5 inch - 4.0 quart and a 9 inch - 6.5 quart). By manufacturing the top separately, savings in manufacturing cost are achieved. Also, the containers may be used not only as Safety Cradle(R) sharps containers but also as transporters and recyclers.

   The Safety Cradle(R) products can be used for a variety of purposes, including:

   Safety  Cradle(R) Sharps Container - all three sizes will be used  as
Safety   Cradle(R)   sharps  containers  to  contain  and   dispose   of
contaminated sharps. Sale of the 3 inch and the 5 inch sizes began in March 1995.

  Transporter - all three sizes are designed to house medical kits and new syringes for shipping to the customer. Upon arrival at a customer site, each Safety Cradle(R) sharps container can be utilized as a sharps disposal container. The first sales of Safety Cradle(R) products as transporter/sharps containers are anticipated to take place in the first quarter of 1996.

   Recycler - all three sizes are designed for use by medical product manufacturers as a secured container, so that discarded sharps may be shipped back to the manufacturer or to a sharps disposer for recycling. The first sales of SafetyCradle(R) products as recyclers are anticipated to take place in the fourth quarter of 1996.

   Closed lid design - a new closed lid design was completed in March 1995, and the molds were completed in October 1995 for all three sizes. The Safety Cradle(R) is located under the lid which closes over
the   Safety  Cradle(R)  to  drop  the  sharps  into  the  safe  holding
compartment.   This  model is designed for use in the  home  and  home
health care markets due to the need to have a sharps container with  a
lid  covering  and locking over the entry area for  the  sharps.   The
first sales took place  in the fourth quarter of 1995.

Products Under Development

  The SafetyLance(TM) Lancet

   Lancets are small devices used to penetrate the skin, usually a finger, to obtain a few drops of blood for analysis. Lancets are used by health care workers and are self-administered by individuals, especially insulin users. The same safety concerns exist with the handling of lancets as with needles, because lancets become contaminated after they come into contact with blood.

   There are a number of lancets on the market today, the most common of which is a small "nail" type instrument which is pressed against the finger, and the "nail" is then triggered to penetrate the skin by hand pressure. Some lancets penetrate the skin with a blade, which is commonly considered to be less painful to the patient than the "nail" and generally is more successful in blood production. The nail type lancet is often inserted into a spring loaded hand held device, about the size of a large pen. The device is pressed against the skin of the patient's finger which is penetrated when the spring is triggered. After triggering, the lancet handle must be emptied and then reloaded with another single lancet for use on the next patient. The Company is unaware of any lancets on the market today that provide absolute protection against being used more than once on different patients. Furthermore, existing lancet handle parts may become contaminated by blood splattering when the finger is pierced. To help prevent contamination, contaminated lancets parts should be sterilized or disposed of after each use. In practice, however, sterilization usually does not take place on all such parts after each use and some lancet parts are commonly used more than once.

   The Company's SafetyLance(TM) lancets will be easy-to-use and provide protection against being used more than once. SafetyLance(TM) lancets will be provided in cartridge strip housings of six lancets per strip, a configuration that is patent protected. Lancets are used one at a time, by breaking off and discarding lancets immediately after use. A strip housing is loaded into a convenient low-cost hand held carrier which also provides a means for safely and convenient by triggering
each lancet. After   penetrating  the  skin, the SafetyLance(TM)
automatically returns inside its housing and cannot be refired for further use. The used lancet, encased by its protective housing, is then broken off from the cartridge strip and appropriately discarded.
Reloading the handle with another cartridge is a simple process.   Use
of the Company's SafetyLance(TM) will be easier and faster than use of existing lancets. Testing has shown the Company's SafetyLance(TM) to be less painful to the patient than traditional lancets because of the revolutionary design of the blade and its rotary spring motion which
drives the blade both outward to lance and inward for retraction.   It
is also noteworthy that part of the lancet in contact with the patient's skin prior to lancing is sterile until contaminated by use.
A prototype of the SafetyLance(TM) lancet was completed earlier this year and the Company anticipates that commercial production will begin in 1996.

  ExtreSafe(TM) Blood Collection Needle

   For certain blood tests it is necessary to draw blood from the patient for analysis. The present method for obtaining a draw of blood involves the insertion of a needle into a blood vessel and the drawing of blood by way of vacuum pressure most often into a small tube-like container commonly known as a Vacutainer(R). After the blood draw, the needle is manually removed from the patient and, while continuing to attend to the patient, the Vacutainer(R) and needle are often placed on a tray or set aside. Afterward, the needle is usually
unscrewed  and  discarded  into  a sharps  container.   The  Company's
ExtreSafe(TM)  blood  collection needle provides  a  safer  method.   The
device  retracts the inserted needle directly from the patient into  a safe housing quickly and automatically, minimizing the chance of an inadvertent stick by a "dirty" needle. Retraction is initiated by a simple depression of a selected distortable portion of the housing assuring that there is no action directed toward or away from the
patient  which  might  affect the depth of  needle  penetration.   The
Company's ExtreSafe(TM) medical needle technology acquired for the needle withdrawal system has a number of other applications, including the
ExtreSafe(TM)   catheter  and  ExtreSafe(TM)  syringe  described  hereafter.
Prototypes  of  the ExtreSafe(TM) blood collection needle were  completed
earlier   this  year  and  the  Company  anticipates  that  commercial production will begin in 1996.

  ExtreSafe(TM) Catheter

   Contemporary catheter use has problems similar to those faced in blood draw. Inserting a catheter involves a percutaneous needle stick followed by threading the catheter over the needle into a patient's vein or artery. This method is unsafe in two respects. First, when the needle is pulled out of the catheter there is a discharge of blood which could contaminate the health care worker. Second, needle sticks occur when the needle is withdrawn from the catheter because, in some instances, the needle is temporarily left exposed while the patient is being attended to by the health care worker. Like the ExtreSafe(TM) blood collection needle, the Company's ExtreSafe(TM) catheter is a needle extractor which extracts a contaminated needle from a patient and encloses the needle in a safe housing by squeezing a portion of the housing when the needle is ready to be extracted from the patient and
catheter.   Further,  in  one version of the  ExtreSafe(TM)  catheter,  a manually closeable portion of the catheter stem permits the catheter channel to be held closed until a connection is made to a medical line thereby restricting blood loss. Prototypes of one version of the ExtreSafe catheter were completed earlier this year and the Company anticipates that commercial production will begin in 1996.

  ExtreSafe(TM) Syringe

      Another area where there is significant risk of needle sticks is in syringe use. Contemporarily there are many different aspects of syringe use which range from integral units which combine a filled syringe  and  attached  needle for unit dose applications  to  syringe
needles   which  are  attached  to  separate  syringes  by   leur-lock
connectors.   Generally, access to the needle for a medical  procedure
involves  removing a protective needle cover just prior to  performing
the  procedure.   In  the  past, needle protection  was  attempted  by
replacing the needle cover after the procedure, but the volume of accidental needle sticks related to needle replacement resulted in the banning of such needle cover replacement. Two attempts to supplant cover replacement have been carrying the needles to sharps containers
(normally   found  within  each  patient  care  room)  and   providing
needle/syringe  apparatus having a shroud which can be  extended  over
the  exposed  needle  after the procedure.   Neither  have  adequately
reduced syringe based needle sticks. The ExtreSafe(TM) syringe provides an extendible needle which is retractable into a safe housing in a manner similar to the retraction of the ExtreSafe(TM) blood draw and catheter systems described above. Prototypes of the ExtreSafe(TM) syringe were completed in 1995. Production is forecast for 1997.

  Filmless Digitized Imaging Technology

  The procedure for taking a large area x-ray image and presenting the x-ray to the attending physician for interpretation, has changed little over the past forty years. The most common x-ray image today is taken by way of a film which requires development in a dark room. The physician personally handles the x-ray, which is generally imprinted on a 14" x 17" film sheet. For record keeping purposes, hospitals usually maintain an inventory of x-rays for a least six years. X-ray storage and retrieval is a costly problem for many medical facilities.

   In October 1995, the Company entered into a joint venture with Zerbec, Inc., a Texas corporation, to develop, manufacture, distribute and market products and technologies using a patented solid state filmless digitized imaging technology through Quantum Imaging Corporation, a newly formed Utah corporation. The filmless digitized imaging technology involves a method of directly producing an electrical signal from an image recorded on an x-ray plate. The signal is instantly digitized and stored on a CD-ROM and the same x-ray plate is then available for a later procedure. The filmless digitized imaging technology will eliminate film as the x-ray image recording form and will also enable x-ray films to be translated to a CD-ROM format to simplify their storage, retrieval and handling. The Company believes the filmless digitized imaging technology will provide a unique method for revolutionizing the way in which x-ray images are taken, interpreted and stored, while also providing clearer images that are more easily interpreted than x-ray films. Furthermore, the technology will provide a breakthrough for the use of x-ray facilities in mobile medical emergency units which has not been achieved to date because of the necessity for local chemical handling equipment associated with film processing.

   Under the terms of the joint venture agreement, Zerbec, Inc., and the Company formed Quantum Imaging Corporation, a Utah corporation, to finish the development and commercialize the filmless digitized imaging  technology.  A research prototype of the  filmless  digitized imaging technology has been demonstrated. A new prototype which is being produced to demonstrate picture resolution compatible with breast cancer diagnosis is being fabricated for demonstration in the first quarter of 1996. An alpha test system is scheduled for completion in 1996. A beta test system is scheduled for completion in 1997 and production is scheduled for 1998.

   At present, the Company and Zerbec, Inc. are the sole and equal owners of Quantum Imaging Corporation Pursuant to the terms of the joint venture agreement, Zerbec, Inc. will assign the patented filmless digitized imaging technology to Quantum Imaging Corporation, and will provide ongoing support in the development and commercialization of the technology. The joint venture agreement also provides that the Company will support the development and commercialization of the technology, in part, by contributing up to $30,000 per month for a twelve month period to Quantum Imaging
Corporation, which funds shall be used to support the company's operations. For Quantum Imaging Corporation to be successful, the Company estimates that between $3,000,000 and $6,000,000 will have to be raised through financing channels which do not impact the success of the Company. It is anticipate that at least one-third of the outstanding shares of Quantum Imaging Corporation will be sold to fund development through initial production of related filmless digitized imaging systems. The Company and Zerbec, Inc., are seeking to bring in additional venturers to provide funding, depending on financing needs.

Company Strategy

   The Company's primary objective is to establish itself as a leading provider of safety medical products and devices. The manufacture of these products will be subcontracted to reputable manufacturers. To achieve this objective, the Company's growth strategy is focused on the following four principal elements.

   - Capturing significant market share of the sharps container, lancet, blood draw , IV catheter and syringe markets.

   -     Broadening the Company's existing products lines and developing
         product   lines  to  increase  penetration  into  closely related
         markets.

   - Seeking additional market opportunities based on the Company's proprietary technology.

   - Developing agreements with large medical product marketing and distributing organizations.

  Sharps Containers

   The Company was only able to produce sharps containers on a limited
basis in 1994 because the related molds had not been completed.   Full
scale production of the Company's Safety Cradle(R) sharps containers  is
currently   beginning   and  the  Company  anticipates   significantly
expanding its production of Safety Cradle(R) sharps container products in 1996. The Company believes the manufacture and sale of its Safety
Cradle  products   should  find a significant  niche  in  home  sharps
container and combined new instrument transport/sharps container applications.

  The Company also intends to develop license/joint venture agreements
in   international  markets.   Entrance  into  such  markets  is   not
anticipated until after the Company's Safety Cradle(R) sharps container products are being successfully marketed in the United States.

  Products in Development

   The Company's SafetyLance(TM), ExtreSafe(TM) blood collection system, ExtreSafe(TM) catheter, ExtreSafe(TM) syringe, intravenous flow gauge, blood collection needle, other ExtreSafe(TM) medical needle technology products and the filmless digitized imaging technology are in various stages of research and/or development. The Company plans to continue
development   of  each  of  these  products/systems.   The   necessary
production equipment and testing, however, must be completed before such products are brought to market.

  The Company intends to minimize the cost and time necessary to bring these products to market by using the information and experience gained in the design, development and assembly of its Safety Cradle(R)
sharps  containers.   In  addition, the Company  plans  to  use  large
medical product marketing, sales and distribution companies to sell its Safety Cradle(R) sharps container products and these follow-on products. The Company believes that it can to gain significant market share in these segments after development is completed and adequate production capacity is achieved.

  Future Market Opportunities

   The Company will seek to enter additional markets in situations where it believes that it can gain significant market share based on patent protected intellectual properties or by capitalizing on its sales channels for complementary products. There are a number of possible future applications for the Company's technology, but there can be no assurance that the Company will commence development of any such products.

Marketing and Sales

  The Company currently intends to market and sell its products in the United States and possibly in select foreign countries. The Company's plan for the distribution and sales of its products will target major segments of the respective markets for those products, including, major hospital and institutional buying groups, pharmaceutical companies, distributors and wholesalers, and government and military agencies. The Company intends to market and distribute its products through one or more companies that have a major presence in these markets.

  The Company may not to sell its ExtreSafe(TM) medical needle technology for commercial use in the United States until, and only if, such
products  are  cleared  for marketing by the  FDA.   See  "Business  _
Government Regulation." The Company must also comply with the laws and regulations of the various foreign countries in which the Company plans to sell its products prior to selling such products in such foreign countries. Certain foreign countries may only require the
Company to submit evidence of the FDA's pre-market clearance of the relevant products prior to selling in such countries. However, some foreign countries may have more stringent requirements and require
additional   testing  and  approvals.   See  "Business  _   Government
Regulation."

   The Company currently plans to hire a limited number of sales and marketing personnel; however, the number will vary depending on the extent to which the Company contracts with third parties or forms strategic alliances with other parties to market and sell its products. The Company may seek third parties to market and distribute its products in select foreign countries. The Company will seek third parties to market and distribute its products in the United States.

The Company may enter into contracts, licensing agreements and joint ventures with such third parties whereby the Company would receive a licensing fee and/or royalty payments based on the licensee's revenues. The Company would likely enter into such licensing arrangements with several companies, possibly by country, geographical regions and/or product types but may enter into an exclusive arrangement with a single company having a major presence in all markets the Company seeks to penetrate. The Company has not entered into any such licensing arrangements and there can be no assurance that the Company will be able to enter into such licensing arrangements on acceptable terms.

   The Company intends to market its products by, among other things, attending trade shows and advertising in industry publications. The Company intends to distribute samples of some or all of its products free of charge to various health care institutions and professionals in the United States and in selected foreign countries to introduce and create a demand for the products in the marketplace.

Industry

  Market

   Health care is one of the largest industries in the world and continues to grow. There is increasing demand in the health care market for products that are safer, more efficacious and cost-effective. The Company's products target segments of this market. While traditional, non-safety, products in the market segments which the Company seeks to address compete primarily on the basis of price, the Company expects to compete on the basis of healthcare worker safety, ease of use, reduced cost of disposal, patient comfort and compliance with OSHA regulations, but not on the basis of purchase price. However, the Company believes that when all indirect costs (disposal of needles, and testing , treatment and workers compensation expense related to needle stick injuries) are considered, the Company's products will compete effectively both with "traditional" products and the safety products of the Company's competitors. The Company estimates the relevant market segments to be as follows:

      Sharps Containers. Based upon the limited data available, the Company estimates that the U.S. market for sharps containers was is in excess of $150 million in 1994, and that the growth trend has averaged more than 10% per year for the past three years. Because of the variety of types and sizes of sharps containers, the Company is unable to estimate the unit volume that this market size implies. The Company estimates the world-wide market for sharps containers to be approximately $300 million, or two times the size of the U.S. domestic market.

      Lancets.   Based  upon the limited data available,  the  Company
estimates that the annual market in the United States for lancets was approximately two billion units in 1994. Standard lancets sell for approximatley 12 cents per device. The Company believes that the U.S. market for lancets is in excess of $200 million annually. The Company has not yet determined the selling price of its safety lancets; however it expects that this product will be priced competitively with the safety lancets sold by competitors. The company believes that the size of the world-wide market for lancets to be twice the size of the U.S. domestic market, or approximately four billion million units.

      Blood Collection Needle. The Company estimates that the U.S. market for blood collection needles used by hospitals is approximately
400 million units annually, as of 1994. According to the U.S. Chamber of Commerce, hospitals purchase approximately 50% of the total medical instruments and supplies sold in the United States, which the Company believes is representative of the market for blood collection needles.
This ratio implies a total domestic blood collection needle market of approximately 800 million units annually. Standard blood collection needles sell for approximately 7 cents to 9 cents per needle. Safety needle products competitive with those of the Company currently sell for approximately 50 cents per unit, and assuming a total domestic blood collection needle market of 800 million units, the potential dollar size of the domestic blood collection needle market is approximately
$400 million. The Company estimates the world-wide market for blood collection needles to be approximately two times the size of the domestic market, or approximately 1.6 billion units.

      Intravenous Catheter. The U.S. market for intravenous catheters was approximately 200 million units in 1994. Standard intravenous catheters sell for approximately $1.20 per device. The Company has not yet determined the price of its safety intravenous catheter. Safety catheters competitive with those of the Company currently sell for approximately $1.50 per unit Safety catheters competitive with those of the Company currently sell for approximately $1.50 per unit, and assuming a total domestic market of 200 million units, the potential dollar size of the domestic safety catheter market is approximately $300 million. The Company estimates that the world-wide market for safety catheters to be approximately two times the size of the domestic market or 400 million units.

      Safety Syringe. The Company estimates that the U.S. market for disposable syringes was approximately 4.8 billion units, as of 1994. Traditional disposable syringes are priced between 7 cents and 12 cents per unit, and manufacturers generally compete on price. Manufacturers of safety syringes typically compete on the basis of features, quality and price. Safety syringes are generally priced at approximately 50 cents to $1.00 per unit. Assuming a total domestic disposable syringe market of 4.8 billion units, the potential annual size of the U.S. domestic market for disposable safety syringes is approximately $2.4 billion. The Company believes that the size of the world-wide market for disposable syringes is approximately twice times the size of the U.S. domestic market, or 9.6 billion units.

  Accidental Needle Sticks

         Needles for hypodermic syringes, phlebotomy sets and intravenous catheters are used for introducing drugs and other fluids into the body and drawing out blood and other bodily fluids. Among the applications for needles are the injection of drugs (hypodermic needles), the drawing of blood (phlebotomy sets) and the infusion of drugs and nutrients (catheters). There is an increasing awareness of the potential danger of infections and illness that result from accidental needle sticks and of the need for safer needle devices which reduce the number of accidental needle sticks that occur each year.

     Infections contracted as a result of accidental needle sticks are a major concern to health care institutions, health care workers, sanitation and environmental services workers and the regulatory agencies charged with the task of making their working environment safe. Accidental needle sticks may result in the spread of infectious diseases such as Hepatitis B, HIV, which may lead to AIDS, diphtheria, gonorrhea, typhus, herpes, malaria, rocky mountain spotted fever, syphilis and tuberculosis. According to The American Hospital Association's (the "AHA") report dated December 1992, an estimated 800,000 occupational needle sticks occur nationwide each year. The number of reported needle sticks, however, is believed to be only a portion of the actual number of occurrences. The AHA report estimates that the direct costs (excluding costs such as time lost from work and other administrative activities) for medical evaluation and follow-up treatment after a single needle stick injury range from $200 to $1,200. While it is difficult to estimate the total costs associated with treating accidental needle stick injuries with any degree of confidence, Theta Corporation, in its Report No. 346 on Medical Needles and Syringes dated January 1994, estimates that the total cost associated with treating accidental needle sticks in the United States averages $3 billion each year. The AHA and other authorities have also stated that the benefits resulting from the prevention of accidental needle sticks (and the resulting incidence of infection, illness, time lost from work and death) cannot be measured solely by savings in the costs of medical treatment. Although the Company cannot predict with certainty the prices of its products, currently available safety needle devices are priced at approximately two to three times that of standard devices. Notwithstanding the price differential, the Company believes that, based upon the estimated costs associated with accidental needle sticks, its products should be considered cost-effective by the marketplace.

     The possibility of health care workers becoming infected from contaminated needles has caused and continues to cause a great deal of concern in the health care field and the agencies regulating that area. OSHA has adopted regulations requiring employers to institute universal precautions to prevent contact with blood and other potentially infectious materials. OSHA's regulations also require employers to establish engineering controls (e.g., sharps disposal containers and self-sheathing needles) and safe work practices to insure compliance with these universal precautions. OSHA does not mandate specific technologies; rather, employers are permitted to choose the most appropriate and effective safety control devices to meet their specific institutional needs. According to OSHA guidelines, while employers do not have to institute the most sophisticated engineering controls, it is the employer's responsibility to evaluate the effectiveness of existing controls and the evaluate the feasibility of instituting more advanced engineering controls. OSHA specifically prohibits the recapping, bending or removal of needles, unless there is no feasible alternative or if required for a specific medical procedure. If recapping, bending or removal is necessary, workers must use either a mechanical device or a one-handed technique.

     In April 1992, the FDA issued a safety alert to hospitals warning of the risks of needle stick injuries from the use of hypodermic needles with intravenous equipment. Among other things, the safety alert stated that although the FDA could not recommend specific products, it urged the use of needleless systems or recessed needle system devices with a fixed safety feature. According to the alert,

(1) a fixed safety feature should provide a barrier between the hands and needle after use; (2) the safety feature should allow or require the worker's hand to remain behind the needle at all times; (3) the safety feature should be an integral part of the device, and not an accessory; (4) the safety feature should be in effect before disassembly and remain in effect after disposal to protect the users and trash haulers and for environmental safety; and (5) the safety feature should be as simple as possible, and require little or no training to use effectively.

     In addition, the Centers for Disease Control and the National Institutes of Health have published guidelines that specify that needles should not be re-sheathed, bent, broken, removed from disposable syringes or otherwise manipulated by hand because of the potential for needle stick injury, with the associated risk of blood-related infection.

   The majority of health care workers' adverse exposures to blood are either product-mediated (e.g., needle sticks) or could be prevented by the use of appropriate products (e.g., sharps containers). Increasing pressure is mounting from the government and private sectors for the health care industry to develop medical devices that will provide a safer working environment for health care workers and their patients. The Company's products attempt to address the growing demand for medical devices that reduce the risk of accidental exposure to blood-borne diseases.

  Disposal of Sharps

   There is extensive everyday use of "sharps" (i.e., needles, syringes, blood collection systems, intravenous catheters, surgical blades, lancets, etc.) by doctors, nurses and other health care workers who are in danger of accidental exposure to transmittable blood-borne diseases such as AIDS and Hepatitis B. The most extensively used sharp is the medical needle. About six billion needles a year are used in U.S. hospitals. Needle stick injuries are the most common cause of disease transmission in the health care industry and every thirty seconds, about one million times a year, a health care worker is accidentally injured by a potentially
contaminated  needle.   Every year as many as  18,000  workers  become
infected by accidental exposure to Hepatitis B, which is more contagious than AIDS.

   For many years OSHA and the CDC have mandated the use of special containers for sharps disposal purposes to reduce the incidence of accidental transmission of blood-borne diseases. These regulatory bodies require that the design of sharps containers meet certain minimum standards of safety. They also make recommendations with respect to the safe handling of needles. One of the most common causes of accidental needle sticks occurs when a worker tries to recap a needle. The most recent OSHA regulations require that needles shall not be recapped or purposely bent or broken. After they are used, disposable syringes, needles, and other sharp items must be placed in closeable, disposable, puncture-resistant containers that are leak
proof  on  the  sides  and  bottom  and  labeled  according  to   OSHA
guidelines.

    Facilities  now  being  affected  by  current  state  and  federal legislation  regarding  the  disposal of  biohazardous  items  include hospitals, laboratories, clinics, nursing homes, blood banks, physicians' offices and mortuaries. Stricter legislation may be introduced that relates to all environments where sharps can be found (e.g., homes, public facilities, etc.). In addition, some states have passed/are considering legislation relating to the disposal of sharps.

Patents and Proprietary Rights

   The Company owns four United States patents and has other patent applications pending in the United States and in other countries which are directly applicable to the Company's Safety Cradle(R) sharps container products. The Company also owns one United States patent relating to its SafetyLance(TM), and one United States patent and three United State allowed patent applications relating to its ExtreSafe(TM) medical needle technology. The Company has two additional United
States   patent  application  pending  relating  to  its   safe-needle
retraction technology, and one additional patent application pending for novel features of its SafetyLance(TM). An affiliate of the Company owns three United States patents and has three Canadian patents relating to the filmless digitized imaging technology.

   The future success of the Company may depend upon the strength of its intellectual property. The Company believes that the scope of its patents/patent applications is sufficiently broad to prevent competitors from introducing devices of similar novelty and design to compete with its current products and that such patents and patent applications are or will be valid and enforceable. This belief, however, may prove to be incorrect if such patents are challenged. In addition, patent applications filed in foreign countries and patents granted in such countries are subject to laws, rules and procedures which differ from those in the United States. Patent protection in such countries may be different from patent protection provided by

U.S. laws and may not be as favorable to the Company. The Company plans to timely file international patents in all countries in which the Company is seeking market share. See "Risk Factors _ Dependence on Patents and Proprietary Rights."

   The Company is not aware of any patent infringement claims against the Company. Litigation to enforce patents issued to the Company, to protect proprietary information owned by the Company, or to defend the Company against claimed infringement of the rights of others, may occur. Such litigation would be costly and could divert the resources of the Company from other planned activities. There can be no assurance that the Company would be successful in any such litigation.

    The  Company's  policy  is  to  seek  patent  protection  for  all developments, inventions and improvements that are patentable and which have potential value to the business of the Company and to protect as trade secrets other confidential and proprietary information. The Company intends to vigorously defend its intellectual property rights.

Manufacturing

   The Company has designed and paid for the construction of various molds and machinery used to manufacture its Safety Cradle(R) sharps containers. The Company owns all molds used to manufacture its Safety Cradle(R) sharps containers. The Company contracts for the manufacture of its Safety Cradle(R) sharps containers from outside sources. Presently a single corporation is manufacturing the Company's Safety Cradle(R) sharps container products. In the past, polypropylene resin, the major plastic material used in the Company's Safety Cradle(R) sharps containers, has been in short supply for limited periods of time.
While alternative manufacturers exist, changes in the Company's manufacturer or an unforeseen short supply of polypropylene could disrupt production schedules and could materially and adversely affect
the  Company.   See "Risk Factors _ Dependence on Single Manufacturer"
and "Risk Factors _ Availability of Resins."

   Final arrangements have not been made for the manufacture of the SafetyLance(TM), ExtreSafe(TM) blood collection needle protection system, ExtreSafe(TM) catheter, ExtreSafe(TM) syringe, intravenous flow gauge, blood collection needle, other ExtreSafe(TM) medical needle technology products or filmless digitized imaging technology although one molding company has been selected to build pre-production molds for the ExtreSafe(TM) blood collection needle. A company has also been selected to produce molds and pre-production parts for the SafetyLance(TM). Effective May 1995, prototype drawings for lancet molds were approved.
The company chosen to produce molds for the ExtreSafe(TM) blood collection needle is targeting completion of preproduction prototypes for the ExtreSafe(TM) blood collection needle for December 1995. The materials that the Company plans to use to produce these products are generally
widely  available.   The  Company does not  anticipate  difficulty  in
obtaining  such  materials.   At  present,  there  are  a  number   of
manufacturers that could produce lancet and needle retraction products
and   a  number  of  suppliers  could  supply  necessary  parts.   Any
difficulties that may arise, however, with respect to the availability of manufacturers and/or suppliers could disrupt the planned production of each such product and could materially and adversely affect the Company.

Competition

   The leading manufacturers in the sharps container market are Sage Products, Inc., Devon Industries, Inc., Becton Dickinson and Company, and Baxter International, Inc. There are also numerous smaller manufacturers. A variety of sharps disposal products have been introduced into the marketplace. Some of these disposal containers accommodate only the needle while others accommodate the needle, syringe and limited surgical instruments. The majority of the sharps containers on the market, however, allow contaminated instruments to fall out when inverted. Many of the products are unstable if not supported by wall supports or other apparatus. Access to many sharps containers are to accessible The Company believes its products are more stable, safer and more effective than competitively priced products on the market. In addition, there are no sharps disposable transporters or recycler/transporter type products on the market today.

   The leading manufacturers in the lancet market are Becton Dickinson and Company, Surgicutt, Inc., Miles, Inc., Diagnostic Corporation, Boehringer Mannheim, Inc., and Sherwood Medical Company, a subsidiary of American Home Products Corporation. There are also numerous smaller manufacturers. To the best of the Company's knowledge, there are no safety lancets on the market today that operate in a manner similar to the Company's SafetyLance(TM) lancet.

   The leading manufacturers of standard needles are Becton Dickinson and Company, Sherwood Medical Company, Inc. and Terumo Medical
Corporation of Japan. The Company is aware of no products on the market today that are comparable to the ExtreSafe(TM) blood collection needle (i.e., that is transversely activated to automatically extract a contaminated needle from a patient and immediately retracts the needle into a safe housing). Applications for the Company's needle retraction technologies may also be found in blood acquisition, percutaneous catheter insertion, syringes, and other medical needle devices.

  While traditional, non-safety, products in the market segments which the Company seeks to address compete primarily on the basis of price, the Company expects to compete on the basis of healthcare worker safety, ease of use, reduced cost of disposal, patient comfort and compliance with OSHA regulations, but not on the basis of purchase price. However, the Company believes that when all indirect costs (disposal of needles, and testing , treatment and workers compensation expense related to needle stick injuries) are considered, the Company's products will compete effectively both with "traditional" products and the safety products of the Company's competitors.

  It should be noted, however, that the health care products market is highly competitive. Many of the Company's competitors have longer operating histories and are substantially larger, better financed and better situated in the market than the Company. See "Risk Factors _ Competition."

Acquisition of Technology/Research and Development

   The Company has devoted substantially all of its efforts since the formation of SHP to acquiring its health care products and research and development relating thereto. Research and development costs were $290,950 for the year ended December 31, 1994. The Company plans to acquire additional technologies that it determines are advantageous to acquire. In addition, the Company plans to continue research and development on its current products.

Government Regulation

   The Company and its products are regulated by the FDA, pursuant to various statutes, including the FD&C Act, as amended and supplemented by the Medical Device Amendments of 1976 (the "1976 Amendments") and the Safe Medical Devices Act of 1990. Pursuant to the 1976 Amendments, the FDA classifies medical devices intended for human use into three classes, Class I, Class II and Class III. The controls applied to the different classifications are those the FDA believes are necessary to provide reasonable assurance that a device is safe and effective. Class I devices are products not requiring pre-market notification, which can be adequately regulated by the same types of controls the FDA has used on devices since the passage of the FD&C Act in 1938. These "general controls" include provisions related to labeling, producer registration, defect notification, records and reports and good manufacturing practices ("GMPs"). GMPs include implementation of quality assurance programs, written manufacturing specifications and processing procedures, written distribution procedures and record keeping requirements. Class II devices are products for which the general controls of Class I devices are deemed not sufficient to assure the safety and effectiveness of the device and require special controls. Special controls for Class II devices include performance standards, post-market surveillance, patient registries and the use of FDA guidelines. Standards may include both design and performance requirements. Class III devices have the most restrictive controls and require pre-market approval by the FDA. Generally, Class III devices are limited to life-sustaining, life-supporting or implantable devices.

   Section 510(k) of the FD&C Act requires individuals or companies manufacturing medical devices intended for human use to file a notice with the FDA at least ninety (90) days before introducing the product into the marketplace. The notice (a "510(k) Notification") must state the class in which the device is classified and the actions taken to comply with performance standards or pre-market approval which may be needed if the device is a Class II or Class III device, respectively. If the registrant states the device is unclassified, it must explain the basis for that determination.

   In some cases obtaining pre-market approval can take several years. Clearance pursuant to a 510(k) Notification can be obtained in much less time. In general, clearance of a 510(k) Notification for a Class II device may be obtained if the registrant can establish that the new device is "substantially equivalent" to another device of such Class that is already on the market. This requires the new device to have the same intended use as a legally marketed predicate device and have the same technological characteristics as the predicate device.

If the technological characteristics are different, the new device can still be found to be "substantially equivalent" if information submitted by the applicant (including clinical data if requested) supports a finding that the new device is as safe and effective as a legally marketed device and does not raise questions of safety and efficacy that are different from the predicate device.

   The Company has a notification from the FDA that its Safety Cradle(R) sharps containers are substantially equivalent to legally marketed predicate devices. The Company's Safety Cradler sharps containers are subject to the general controls of the FD&C Act and the additional controls applicable to Class II devices.

   The Occupational Safety and Health Administration ("OSHA") also insists, in part, that sharps containers are closeable, disposable, puncture-resistant, leak proof on the sides and bottom and appropriately labeled. The Company's Safety Cradler sharps containers are in compliance with present OSHA regulations. Future regulations, however, may be imposed which might have a material adverse effect on the Company and/or one or more of its products.

  The Company's follow-on products (i.e., the SafetyLance(TM), ExtreSafe(TM) medical needle technology, intravenous flow gauge and blood collection needle) are still in the development stage. The Company expects the SafetyLance(TM) to be a Class I device and to be subject to lower level controls than are imposed on its Safety Cradle(R) sharps containers.

   In March 1995, the FDA issued a draft guidance document on 510(k) Notifications for medical devices with sharps injury prevention features, a category that would cover most of the Company's follow-on products. The draft guidance provisionally placed this category of products into Class II Tier 3 for purposes of 510(k) review, meaning that such products will be subject to the FDA's most comprehensive and rigorous review for 510(k) products. However, review under this classification is expedited. The draft guidance also states that in most cases, FDA will accept, in support of a 510(k) notification, data from tests involving simulated use of such a product by health care professionals, although in some cases the agency might require actual clinical data.

   The Company expects its other follow-on products to be Class II devices. The Company also expects that its follow-on products will not require pre-market approval applications but will be eligible for marketing clearance through the 510(k) notifications procedure based upon its substantial equivalence to a previously marketed device or devices. Although the 510(k) pre-market clearance process is ordinarily simpler and faster that the pre-market approval application process, there can be no assurance that the Company will obtain 510(k) pre-market clearance to market its follow-on products, or that the Company's follow-on products will be classified as set forth above, or that, in order to obtain 510(k) clearance, the Company will not be required to submit additional data or meet additional FDA requirements that may substantially delay the 510(k) process and add to the Company's expenses. Moreover, such 510(k) pre-market clearance, if obtained, may be subject to conditions on the marketing or manufacturing of the corresponding follow-on products that may impede the Company's ability to market and/or manufacture such products.

   In addition to the requirements described above, the FD&C Act requires that all medical device manufacturers and distributors register with the FDA annually and provide the FDA with a list of those medical devices which they distribute commercially. The FD&C Act also requires that all manufacturers of medical devices comply with labeling requirements and manufacture devices in accordance with GMPs, which require that companies manufacture their products and maintain their documents in a prescribed manner with respect to manufacturing, testing, and quality control activities. The FDA's Medical Device Reporting regulation requires that companies provide information to the FDA on death or serious injuries alleged to have been associated with the use of their products, as well as product malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur. The FDA further requires that certain medical devices not cleared for marketing in the United States have FDA approval before they are exported.

   The FDA inspects medical device manufacturers and distributors, and has broad authority to order recalls of medical devices, to seize noncomplying medical devices, to enjoin and/or to impose civil penalties on manufacturers and distributions marketing non-complying medical devices, and to criminally prosecute violators.

   In addition to laws and regulations enforced by the FDA and OSHA, the Company is subject to government regulations applicable to all businesses, including, among others, regulations related to occupational health and safety, workers' benefits and environmental protection.

   Distribution of the Company's products in countries other than the United States may be subject to regulations in those countries. There can be no assurance that the Company will be able to obtain the approvals necessary to market its blood collection needle or any other product outside the United States.

Facilities

   The  Company's  offices  are located at  655  East  Medical  Drive,
Bountiful, Utah, under terms of a lease with an unaffiliated lessor which expires in June 1998, with an annual rent of approximately $72,000. The lease covers approximately 4,400 square feet of space.

Employees

   As of November 30, 1995, the Company employed ten people, including five research and development employees, two sales and marketing employees and three administrative employees. By December 31, 1995, the Company expects to add to the number of employees, principally in the areas of sales and marketing. The planned increase in personnel is based primarily on expected increases in production and sales. The Company's employees are not represented by a labor union, and the Company believes its employee relations are good.

Legal Proceedings

   During 1994, SHP entered into various agreements with Mold Threads, Inc., a Connecticut corporation ("MT"), whereby MT would construct various molds and manufacture sharps containers for SHP. SHP alleges that MT did not complete its obligations in a timely or satisfactory manner. When SHP attempted to move the mold work and production to another mold maker/manufacturer MT refused to release SHP's molds. In January 1995, SHP filed suit in the United States District Court for the District of Utah against MT alleging breach of contract, conversion, and intentional interference with business relations. Thereafter, MT agreed to released SHP's molds. The time for MT to answer SHP's complaint has not run. SHP anticipates that MT will counterclaim in the amount of $22,328, exclusive of attorney's fees and costs, for funds it alleges are owed on a purchase order. SHP believes that MT waived its right to assert any additional counterclaims. The litigation is in the early stages, is subject to all of the risks and uncertainties of litigation and the outcome cannot presently be predicted. Specifically, there is no assurance that SHP will be successful in this lawsuit or that the lawsuit will be resolved on acceptable terms, and SHP may incur significant costs in asserting its claims.

Environmental Matters

   The Company believes its operations are currently in compliance in all material respects with applicable Federal, state, and local laws, rules, regulations and ordinances regarding the discharge of materials into the environment. Such compliance has no material impact upon the Company's capital expenditures, earnings or competitive position, and no capital expenditures for environmental control facilities are planned.

                              MANAGEMENT


Executive Officers and Directors

   In connection with the Acquisition on July 28, 1995, all persons serving as directors and officers of the Company at the effective date resigned on July 28, 1995. The persons serving as directors and officers of SHP immediately prior to that date were elected to the same offices with of the Company and retained their positions as directors and officers of SHP. In addition, Stanley Hollander and J. Clark Robinson were subsequently elected to the Company's 'Board of Directors.

   Set forth below is certain information concerning each of the directors and executive officers of the Company as of November 15, 1995:


                                                                       With
                                                                     Company
      Name                 Age            Position                    Since

John T. Clarke(1)(2)        49   Chairman of the Board, Director       1993
David A. Robinson(1)        52   President, Chief Executive Officer    1993
                                      and Director
Bradley C. Robinson(1)      26   Vice President, Operations,           1993
                                      and Director
Dr. Gale H. Thorne          63  Vice President, Product Development    1994
                                      and Director
J. Clark Robinson           53  Vice President, Chief Financial        1995
                                      Officer, Secretary and Director
Gary W. Farnes(2)           53  Director                               1995
Robert R. Walker            65  Director                               1994
Stanley Hollander           58  Director                               1995
_______________
<F1>
(1) Member of Executive Committee.
<F2>
(2) Member of Compensation Committee.

   John T. Clarke. Mr. Clarke is Chairman of the Board of the Company. He has been a Director since November 1993. Since 1994, Mr. Clarke has been Corporate Finance Executive of Fountain Oil, Inc., an oil and gas exploration company, where he is responsible for corporate financial activities. From 1986 to 1993, Mr. Clarke was Director of American Gold Resources, Inc., a Houston, Texas, company engaged in the business of gold mining and exploration. Mr. Clarke was also Finance Director or The Robertson Group, PLC, from 1984 to 1991, and has been Director of Chesham Consultants, Ltd., located in London, U.K., since 1970. Mr. Clarke has also been Deputy Chairman of the Family Assurance Society, a charitable organization in the United Kingdom.

   David A. Robinson. Mr. Robinson is the President and Chief Executive Officer of the Company. He has been a Director since November 1993. From November 1992 to November 1993, Mr. Robinson was President of EPC Products, Inc., a packaging company based in
Bountiful, Utah. From 1981 to 1992, Mr. Robinson was President of Royce Photo/Graphics Supply, Inc., a distributor of photographic and graphic arts equipment and supplies and parts based in Glendale, California. He holds a Masters degree in Business Administration and a Masters degree in Management Science from the University of Southern California. Mr. Robinson is the brother of J. Clark Robinson, Vice President, Chief Financial Officer, Secretary and a Director of the Company, and an uncle of Bradley C. Robinson, Vice President, Operations, and a Director of the Company.

    Bradley C. Robinson. Mr. Robinson is the Vice President, Operations, of the Company. He has been a Director since November 1993. From November 1992 to November 1993, Mr. Robinson was President of EPC Products, Inc., a packaging company based in Bountiful, Utah. From 1990 to 1992, Mr. Robinson was employed by Cargo Link, a Salt Lake City, Utah, import-export broker, located in Salt Lake City,

Utah. Mr. Robinson is the son of J. Clark Robinson, Vice President, Chief Financial Officer, Secretary and a Director of the Company, a nephew of David A. Robinson, President, Chief Executive Officer, and a Director of the Company, and a son-in-law of Gary W. Farnes, a Director of the Company.

   Gale H. Thorne. Dr. Thorne is the Vice President, Product Development, for the Company. He has been a Director since January 1995 and has held his present position as Vice President, Product Development, since October 1994. From 1993 to 1994, Dr. Thorne was a Vice President, Engineering, of Eneco, Inc., a Salt Lake City, Utah, corporation engaged in the business of developing cold-fusion products. From 1989 to 1993, Dr. Thorne was employed as a patent consultant and patent agent with Foster & Foster, a Salt Lake City intellectual property law firm. . Dr. Thorne holds eighteen patents and has published numerous technical publications. He has been a technical consultant and a member of Board of the Small Business Innovation Program of the State of Utah. Dr. Thorne manages all the patent and product development work for the Company. He holds a Ph.D. in Biophysics from the University of Utah.

   J. Clark Robinson. Mr. Robinson is a Vice President, Chief Financial Officer, Secretary and Director of the Company. Since 1974, Mr. Robinson has been General Manager of Lagoon Corporation, which operates an amusement park in the Salt Lake City, Utah, area. Mr. Robinson has also been President of the International Association of Amusement Parks and Attractions, an international industry trade group. He holds a Masters degree in Business Administration from the University of Utah. Mr. Robinson is the brother of David A. Robinson, President, Chief Executive Officer and a Director of the Company, and the father of Bradley C. Robinson, Vice President, Operations, and a Director of the Company.

   Gary W. Farnes. Mr. Farnes is a Director of the Company. He has been a Director since 1995 and is currently the Senior Executive Vice President of Holy Cross Health System, a multi-hospital health care system headquartered in South Bend, Indiana. From 1977 to 1995, Mr. Farnes was employed by Intermountain Health Care, a regional hospital company. At the time that Mr. Farnes left Intermountain Health Care, he held the position of Vice President, Hospital Division. He holds a Bachelors degree in Business and Psychology from Brigham Young University and a Masters degree in Business Administration from George Washington University. Mr. Farnes is the father-in-law of Bradley C. Robinson, Vice President, Operations, of the Company.

   Robert R. Walker. Mr. Walker is a Director of the Company. Mr. Walker has been a Director since March 1994. He is currently self-employed as a consultant in the health care industry primarily in the area of start-up medical device companies. From 1976 to 1992, Mr. Walker was employed by IHC Affiliated Services Division of Intermountain Health Care, a regional hospital company, from which he retired as President of IHC Affiliated Services. He recently retired as the Chairman of the Board of AmeriNet, Inc., which is a national group purchasing organization for hospitals, clinics, detox/drug centers, emergency, nursing homes, private laboratories, psychiatric centers, rehabilitation facilities, surgical centers and institutions such as schools and prisons. Mr. Walker is a member of the American Hospital Association and the Hospital Financial Management Association. He holds a Bachelor of Science degree in Business Administration.

   Stanley Hollander. Mr. Hollander has been an officer and director of the corporate general partner of U.S. Sachem Financial Consultants, L.P. ("Sachem") since 1993. From 1989 to 1993, Mr. Hollander was Managing Director of Gruntal & Co., Inc., an investment banking firm, in Beverly Hills, California. Mr. Hollander is a director of THQ, Inc., and Reddi Brake Supply Corp. Mr. Hollander was nominated to serve on the Board of Directors in August 1995, pursuant to an agreement between the Company and Sachem, as placement agent for certain securities of the Company. The agreement requires that Mr. Hollander, or another person nominated by Sachem, be elected for at least three one-year terms.

   Other than as described above, there are no family relationships among any of the executive officers or directors of the Company.

   Executive officers of the Company are elected by the Board of Directors on an annual basis and serve at the discretion of the Board. The Company's Board of Directors is divided into three classes. Beginning with the annual meeting of shareholders in 1996, one class of directors will be elected at each annual meeting of shareholders for a three-year term. Each year a different class of directors will be elected on a rotating basis. The terms of David A. Robinson and Bradley C. Robinson will expire in 1996. The terms of John T. Clarke, Gail H. Thorne and Stanley Hollander will expire in 1997 and the terms of J. Clark Robinson, Gary W. Farnes and Robert R. Walker will expire in 1998.

   The Board of Directors has an Executive Committee and Compensation Committee. The Executive Committee has the authority to act on various matters requiring Board of Directors action. The Compensation Committee makes decisions regarding salaries and other compensation. As part of its responsibilities, the Compensation Committee administers the Company's Stock Option Plan.

Executive Compensation

   Included below are tables which set forth certain information concerning compensation paid by the Company to its Chief Executive Officer and all other executive officers with annual compensation in excess of $100,000 (determined as of December 31, 1994) (the "Named Executive Officers"). The tables include columns related to stock options. None of the options have been exercised.

   Summary Compensation Table. The following table provides certain summary information regarding compensation paid by the Company to the Named Executive Officers. The amounts set forth were paid by SHP for services rendered to SHP. The Company had no operations and paid no compensation to management prior to July 28, 1995, when the Company acquired SHP. On that date, the previous management of the company resigned and the current management, as described herein, assumed their present positions.

                      SUMMARY COMPENSATION TABLE

                                                                    Long-Term
                                        Annual Compensation    Compensation Awards
                                                                      Shares
Name and Principal Position(1)   Year  Salary ($)  Bonus ($)    Underlying Options (#)

David A. Robinson, President     1993       _          _                  _
 Chief Executive Officer and     1994    120,000       _              90,000(2)
   Director
_______________
<F1>
(1)   No  other  executive officers had salary and bonus  compensation greater than $100,000 in fiscal 1994 or 1993.

<F2>
(2) These options were issued pursuant to SHP's non-qualified stock option plan. See "Description of Securities _ Outstanding Options."
These option were exercised on September 1, 1995.


   Option Grants in Fiscal Year 1994. The following table sets forth certain information with respect to stock option grants during the year ended December 31, 1994 to Named Executive Officers.



                   OPTION GRANTS IN LAST FISCAL YEAR
 (Adjusted to Reflect a Recapitalization of the Company's Common Stock
                   See "Description of Securities")



                                Individual Grants
                   ------------------------------------------         Potential
                      Number      Percent                            Realizable
                       of        of Total                        Value at Assumed
                     Shares       Options  Exercise              Annual Rate of Stock
                   Underlying   Granted to  or base            Price Appreciation for
                     Options   Employees in  Price  Expiration     Option Term
    Name            Granted(#)  Fiscal Year ($/Sh)     Date        5%      10%

David A. Robinson    45,000(1)      17%      $0.39   4/8/99   $ 4,849    $10,714
                     45,000(1)      17%      $1.11  9/21/99   $13,800    $30,495

_______________
<F1>
(1)  Options were exercisable on the date of grant.


  Option Exercises and Year-End Holdings. The following table sets forth certain information with respect to stock option exercises during the year ended December 31, 1994, and the number of shares covered by both exercisable and unexercisable stock options held by each of the Named Executive Officers.

          AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                     FISCAL YEAR END OPTION VALUES

                                                Number of
                                               Securities        Value of
                                               Underlying      Unexercised
                                               Unexercised     In-the-money
                                                Options at      Options at
                       Shares                Fiscal Year-End  Fiscal Year-End
                     Acquired on    Value      Exercisable     Exercisable/
   Name             Exercised(#) Realized($)  Unexercisable    Unexercisable

David A. Robinson       0            0          45,000(1)         $32,400

David A. Robinson       0            0          45,000(2)           0
_______________
<F1>
(1)  Options exercisable at $.39 per share.
<F2>
(2)  Options exercisable at $1.11 per share.

Employment and Indemnity Agreements

   The Company has entered into employment agreements with each of Mr. David A. Robinson, Mr. Bradley C. Robinson and Dr. Gale H. Thorne (collectively, the "Senior Executives"). The terms of these employment agreements provide that (i) Mr. David Robinson receive a salary of $240,000 per year, Dr. Gale Thorne receive a salary of $150,000 per year and Mr. Bradley Robinson receive a salary of $160,000 per year; (ii) the Senior Executives' employment agreements are for terms of three years, expiring on September 1, 1998; (iii) the Senior Executives are entitled to a car allowance; (iv) if the Senior Executives are terminated by reason of disability or for other than cause, the salary of such Senior Executives will continue for the full term of the agreement; (v) if a Senior Executive is terminated for cause, the salary of such Senior Executive cease as of the date of termination; (vi) the Company will provide the Senior Executives with $1,000,000 of term life insurance while employed by the Company; and
(vii) the Senior Executives shall keep all proprietary information relating to the business confidential both during and after the term of the agreements.

   The Company does not currently have employment agreements or confidentiality agreements with any of its other executive officers or key employees. The Company has entered into Indemnity Agreements with each of its executive officers and directors pursuant to which the Company agrees to indemnify the officers and directors to the full extent permitted by law for any event or occurrence related to the service of the indemnitee as an officer or director of the Company that takes place prior to or after the execution of the agreement. The Indemnity Agreements obligate the Company to reimburse or advance expenses relating to any proceeding arising out of an indemnifiable event. Under these agreements, the officers and directors of the
Company are presumed to have met the relevant standards of conduct required by Delaware law for indemnification. In the absence of the Indemnity Agreements, indemnification of these officers and directors may be discretionary in certain cases.

Indemnification for Securities Act Liabilities

   The Delaware General Corporation Law authorizes, and the Company's Bylaws and Indemnity Agreements provide for, indemnification of the company's directors and officers against claims, liabilities, amounts paid in settlement and expenses in a variety of circumstances. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Compensation of Directors

   During 1994, the non-employee members of the Board of Directors received a total of 9,000 shares of common stock as compensation for serving as directors of SHP. For 1995, the Company granted stock options to purchase 20,000 shares of common stock for $2.00 per share to the non-executive members of the Board of Directors. The Company has made no other agreements regarding the compensation of non-executive members of the Board of Directors. Directors of the Company who are also officers of the Company receive no additional compensation for their service as directors. All directors are entitled to reimbursement for reasonable expenses incurred in the performance of their duties as Board members.

Stock Options  and Warrants

   During 1994 the Board of Directors of SHP approved a non-qualified stock option plan for its officers, directors and key employees. The exercise price of the options is equivalent to the estimated fair market value of the stock as determined by the Board of Directors at the date of grant. The number of shares, terms and exercise period are determined by the Board of Directors on an option-by-option basis. As of November 15, 1995, options to acquire an aggregate of 108,000 shares of Common Stock at $.39 per share were outstanding. Also, in 1995 a nonaffiliated shareholder of the Company was issued a warrant to purchase 45,000 shares of Common Stock at $1.67 per share. All such options expire in 1999 and the warrant expires in 1996.

   On September 1, 1995, the Company adopted a non-qualified stock option plan for its officers, directors and key employees. The exercise price of the options is equivalent to the estimated fair market value of the stock as determined by the Board of Directors at the date of grant. The number of shares, terms and exercise period are determined by the Board of Directors on an option-by-option basis. As of November 30, 1995, options to acquire an aggregate of 1,171,810 shares of Common Stock at $2.00 per share had been granted and are presently outstanding, including the options granted to David A. Robinson.

Compensation Committee Interlocks and Insider Participation

   No executive officers of the Company serve on the Compensation Committee (or in a like capacity) for the Company or any other entity.


            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   During 1994 and the first quarter of 1995, certain existing shareholders made direct loans to SHP in the amount of approximately $385,000 under a bridge loan agreement. Subscriptions under the bridge loan were offered proportionately to shareholders based on the number of shares held. The subscribers to the bridge loan were issued warrants permitting them to acquire up to an aggregate of 346,500 shares of common stock at $1.11 per share on or before December 31, 1995. These warrants were exercised in July, 1995 in consideration for the conversion of this loan.

   Stanley Hollander, a director of the Company, is a officer and director of the corporate general partner of Sachem, which holds 75,000 shares of Common Stock 530,125 Series A Warrants, 1,290,375 Series B Warrants and options to purchase 20,000 shares of the
Company's common stock. Sachem received the common stock, Series A Warrants and Series B Warrants, together with a gross fee of $860,251, as consideration for placement agent services rendered on behalf of the Company during 1995. Sachem has a continuing relationship with the Company pursuant to which Sachem will provide financial advisory and investment banking services to the Company through July 1997. The Company will pay Sachem $4,000 per month for such services. Sachem has a right of first refusal to undertake any financings of the Company during this period. The terms of this relationship are comparable to terms that would have been obtainable from unaffiliated sources.

                       DESCRIPTION OF SECURITIES


   The Company's authorized capital stock currently consists of 50,000,000 shares of Common Stock, $0.02 par value per share and 5,000,000 shares of Preferred Stock, $0.001 par value per share.

Common Stock

   Holders of the Company's Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of shareholders. Subject to preferential dividend rights with respect to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets of the
Company legally available, subject to any prior rights of any outstanding Preferred Stock. Holders of Common Stock have no cumulative voting rights, no preemptive, subscription, redemption or conversion rights. All outstanding shares of Common Stock are validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

Preferred Stock

   The  Company  is authorized to issue 5,000,000 shares of  preferred stock,  par  value  $.001 per share.  The Company does  not  have  any shares of preferred stock issued. The Board of Directors of the Company is empowered, without further action by the shareholders, to issue from time to time one or more series of preferred stock, with such designations, rights, preferences and limitations as the Board of Directors may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. The potential exists, therefore, that preferred stock may be issued which would grant dividend preferences and liquidation preferences to preferred stockholders. The issuance of the preferred stock may also have the effect of delaying or preventing a change in control of the Company.

   Management of the Company presently intends to issue shares of preferred stock to certain members of management in the near future, which shares might have substantially more than one vote per share or other provisions designed to deter a change in control of the Company. The issuance of such shares to a limited group of management shareholders may vest in such persons absolute voting control of the company, including, among other things, the ability to elect all of the directors, and to control certain matters submitted to a vote of shareholders and to prevent any change in management despite performance. Also, the shares of preferred stock may have the right to vote upon certain matters as a separate class.

Warrants

   The Series A Warrants and Series B Warrants are exercisable for shares of Common Stock of the Company at a price of $3.00 per share in the case of Series A Warrants and $2.00 per share in the case of Series B Warrants, and expire on the earlier of (a) two years from the date of effectiveness of a registration statement under the Securities Act covering the issuance of the shares of Common Stock underlying such Warrants upon issuance by the Company or for resale of such shares by the holder, which period shall be extended day-for-day for any time that a prospectus meeting the requirements of the Securities Act is not available, or (b) the date specified in a notice of redemption from the Company (subject to the prior right of the holder to exercise the Warrants for at least 20 days following the date of such notice) in the event that the closing price of the Common Stock for any ten consecutive trading days preceding such notice exceeds $6.00 per share and subject to the availability of a current prospectus covering the underlying shares. Thus, the Company may accelerate the expiration of the Warrants in the event that the average market price of the Common Stock exceeds $6.00 per share, in which event the holders of the Warrants would be permitted to exercise the Warrants during a period of not less than 20 days following notice of such an event. The Company presently intends to accelerate the expiration of the Warrants when and if such conditions are met. All of the Warrants are currently outstanding.

   Also, in 1995 a nonaffiliated shareholder of the Company was issued a warrant to purchase 45,000 shares of Common Stock at $1.67 per share. This warrant expires in 1996.

Outstanding Options

   On September 1, 1995, the Company adopted a non-qualified stock option plan wherein the Company is authorized to grant options to purchase up to 1,284,998 shares of Common Stock of the Company. Pursuant to the Company's stock option plan, in September 1995, the Company granted Stock Options to purchase 1,151,810 shares of Common Stock, and in November , the Company issued Stock Options to purchase 20,000 shares of Common Stock. All of these stock options are immediately exercisable. These options expire in 2000.

   Prior to the adoption of the Company's stock option plan, the Company had options outstanding options to purchase 108,000 shares of Common Stock at $0.39 per share, issued certain historical shareholder of SHP, which the Company adopted pursuant to the Merger. These options expire in 2004.

Earn-Out Shares

   John T. Clarke, David A. Robinson and Bradley C. Robinson, who are respectively a Director; the President, Chief Executive Officer and a Director; and a Vice President and Director of the Company, have the opportunity to receive up to an aggregate of 2,000,000 additional shares of Common Stock (the "Earn-Out Shares"). Any issuance of Earn-Out Shares would be based upon the level of pre-tax consolidated net income, adjusted to exclude any expense arising from the obligation to issue or the issuance of the Earn-Out Shares and any income or expense associated with non-recurring or extraordinary items as determined in accordance with generally accepted accounting principles ("Adjusted PTNI").

   If  Adjusted  PTNI  for  1996,  1997  or  1998  equals  or  exceeds
$1,500,000, then an aggregate of 350,000 Earn-Out Share will be issued, but only one issuance of 350,000 Earn-Out Shares will be made based on the $1,500,000 level of Adjusted PTNI.

  If Adjusted PTNI for 1996, 1997 or 1998 equals or exceeds $5,000,000 then there will be issued that aggregate number of Earn-Out Shares calculated by subtracting the number of Earn-Out Shares previously issued or issuable based on the attainment of a lesser included Adjusted PTNI in the same year (if any) from 1,100,000, provided that only one issuance of Earn-Out Shares will be made based on the $5,000,000 level of Adjusted PTNI.

   If Adjusted PTNI for 1996, 1997 and 1998 equals or exceeds $8,000,000, then there will be issued that aggregate number of Earn-Out Shares calculated by subtracting the number of Earn-Out Shares previously issued or issuable based on the attainment of a lesser included Adjusted PTNI in the same year (if any) from 2,000,000, provided that in no event will an aggregate of more than 2,000,000 Earn-Out Shares be issued.

   The Company expects that the issuance of Earn-Out Shares will be deemed to be the payment of compensation to the recipients and will result in a charge to the earnings of the company in the year or years the Earn-Out Shares are earned, in an amount equal to the fair market value of the Earn-Out Shares. This charge to earnings could have a substantial negative impact on the earnings of the Company in the year or years in which the compensation expense is recognized.

  The effect of the charge to earnings associated with the issuance of Earn-Out Shares could place the Company in a net loss position for the relevant year, even though the Adjusted PTNI was at a level requiring the issuance of Earn-Out Shares. Because Earn-Out Shares are issuable based on the results of a single year, the Adjusted PTNI in a particular year could require the issuance of Earn-Out Shares even thought he cumulative Adjusted PTNI for the three years 1996, 1997 and 1998, or any combination of those years, could reflect a lower amount of Adjusted PTNI that would not require the Company to issue such Earn-
Out  Shares  or even a loss at the Adjusted PTNI line.   There  is  no
assurance that years subsequent to the year or years in which Earn-Out Shares are issued will produce the same level of Adjusted PTNI or will be profitable. The management of the Company may have the discretion to accelerate or defer certain transactions that could shift revenue or expense between years or otherwise affect the Adjusted PTNI in any year or years.

   The Company has agreed to file a registration statement under the Securities Act with respect to the Earn-Out Shares, when issued.

Anti-Takeover Provisions

   The Company is governed by the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law enacted in 1988. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business Combination" is defined to include mergers, asset sales and certain other transactions resulting in financial benefit to the stockholders. An "interested stockholder" is defined as a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of a corporation's voting stock. As a result of the application of Section 203, potential acquirers of the Company may be discourage from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above market prices pursuant to such transactions.

Limitation on Liability of Directors

   The Company's Certificate of Incorporation provides that a director of the company will not be personally liable to the company or its stockholders for monetary damages for the breach of his or her fiduciary duty of care as a director. In accordance with the Delaware General Corporation Law, however, this provision does not eliminate or limit the liability of a director of the company (i) for breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds, or (iv) for any transaction from which the director derived an improper personal benefit.

Certain Certificate and Bylaw Provisions

   The Certificate of Incorporation of the Company provides for dividing the Board of Directors into three classes. Beginning in 1996, one class of directors will be elected at each annual meeting for a three-year term. Amendments to this provision must be approved by a two-thirds vote of all the outstanding shares entitled to vote, and the number of directors may be changed by a majority of the entire Board of Directors or by a two-thirds vote of the outstanding shares entitled to vote. Meetings of the shareholders may be called only by the Board of Directors, the Chief Executive Officer or the President, and shareholder action may not be taken by written consent.
Shareholder proposals, including director nominations, may be considered at a meeting only if written notice of the proposal is delivered to the Company from 50 to 75 days in advance of the meeting, or within 10 days after notice of the meeting is given to shareholders if the meeting was not publicly disclosed at least 60 days prior to the meeting. These provisions could have the effect of discouraging takeover attempts or delaying or preventing a change of control of the Company.

Transfer Agent and Registrar

   The stock transfer agent, registrar and warrant agent for the Company's Common Stock is Colonial Stock Transfer, Inc., Salt Lake City, Utah.


                  SECURITIES ELIGIBLE FOR FUTURE SALE


   Upon completion of this Offering, assuming (a) the exercise of all of the Warrants, (b) the exercise of all options and warrants currently outstanding (other than the Warrants), and (c) issuance of the Earn-Out Shares, the Company will have outstanding 16,292,713 shares of Common Stock.

  Not all of the Company's outstanding securities are being registered hereby. Of the 16,292,713 shares of Common Stock outstanding upon completion of this Offering, (assuming the exercise of all of the Warrants, the exercise of all other outstanding options and warrants, and the issuance of the Earn-Out Shares), 8,777,500 outstanding shares of Common Stock are being registered hereby and 7,515,213 outstanding shares of Common Stock are not being registered hereby. Of the 7,515,213 outstanding shares of Common Stock not registered hereby, 300,000 have already been registered for resale pursuant to a previous registration statement. All 4,401,250 of the shares issuable upon the exercise of the Series A and Series B Warrants are being registered hereby.

   The  securities of the Company that are not registered  hereby  may become eligible for offer and sale without registration under the Securities Act. In general, under Rule 144, as currently in effect, if two years have elapsed since the later of the date of acquisition of the securities from the Company or the date of acquisition of securities from any affiliate of the Company, the acquirer or subsequent holder is also entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume of Common Stock on all exchanges and reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Certain securityholders acquired shares of Common Stock during 1993 and 1994 and may be eligible for this exemption from registration.

   At or before three months following the effective date of this offering, the Company expects to register for sale under the
Securities Act up to 5,328,401 shares of Common Stock, including 3,890,403 shares of outstanding Common Stock which may be sold by certain shareholders of the Company and up to 1,437,998 shares of Common Stock which may be issued by the Company upon the exercise of certain stock options and a warrant. Sales of these shares of Common Stock by the holders thereof, or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock.

   No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of the Common Stock prevailing from time to time. Should a market in the Company's securities develop, sales of substantial amounts of Common Stock (including shares which may be issued upon exercise of Warrants), or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock in the event a market does develop.


                 PRINCIPAL AND SELLING SECURITY HOLDERS

Principal Securityholders

   The following table sets forth certain information with respect to the beneficial ownership of the common stock of the Registrant as of November 15, 1995, for: (i) each person who is known by the Registrant to beneficially own more than 5 percent of the Registrant's common stock, (ii) each of the Registrant's directors, (iii) each of the Registrant's executive officers, and (iv) all directors and executive officer as a group.


   Name and         Shares        Percentage of
    Address      Beneficially        Shares            Position
 of Beneficial     Owned(2)       Beneficially
   Owner(1)                           Owned
- --------------------------------------------------------------------
John T. Clarke(3)         647,465      7%        Director

David A. Robinson(4)      630,219      7%        President, Chief Executive Officer
                                                 and Director

Bradley C. Robinson(4)    630,219      7%        Vice President, Operations and
                                                 Director

Gale H. Thorne(5)         149,700      2%        Vice President, Product Development
                                                 and Director

J. Clark Robinson(6)      245,000      3%        Vice President, Chief Financial
                                                 Officer, Treasurer, Secretary and
                                                 Director

Gary W. Farnes(7)          86,000      1%        Director


Robert R. Walker(8)        83,000      1%        Director

Stanley Hollander(9)    1,939,500     19%        Director

Officers and
Directors as a
Group(9 persons)        4,371,000     38%
Persons)

U.S. Sachem Financial
Consultants,L.P. (10)
11601 Wilshire Blvd.
Suite 500
Los Angeles, CA 90025   1,915,500      18%
__________________________

* Less than 1%

<F1>
(1)   Except  where otherwise indicated, the address of the beneficial owner is deemed to be the same address as the Registrant.
<F2>
(2)   Beneficial ownership is determined in accordance with the  rules of  the  Securities  and Exchange Commission and generally  includes voting  and investment power with respect to the securities.  Shares
      of   common   stock   subject  to  options  or  warrants   currently
      exercisable,  or  exercisable within sixty  (60)  days,  are  deemed outstanding for computing the percentage of the person holding  such options  but are not deemed outstanding for computing the percentage of any other person.
<F3>
(3)   Includes 231,362 shares, stock option to purchase 300,000 shares
      and  Series  A  Warrants to purchase 21,000 shares.   Also  includes
      18,000  shares that Mr. Clarke is deemed to beneficially  own  as  a result  of  their being owned by a controlled entity, 59,103  shares owned  by  his  spouse, and 18,000 shares owned by  a  minor  child, which he is deemed to beneficially own.
<F4>
(4)   Includes  330,219 shares and stock options to  purchase  300,000 shares for each of these two persons.
<F5>
(5)   Includes 63,000 shares, stock options to purchase 57,000  shares
      and  Series  A  Warrants to purchase 27,000 shares.   Also  includes
      2,700  shares  that Mr. Thorne is deemed to beneficially  own  as  a
      result of their being owned in joint tenancy with his spouse.   Does
      not  include  stock  options to purchase 18,000 shares  that  become exercisable in July, 1996.
<F6>
(6)   Includes  90,000  shares and stock options  to  purchase  75,000
      shares.   Also  includes  50,000 shares and  Series  A  Warrants  to purchase  30,000 shares that Mr. Robinson is deemed to  beneficially own as a result of their being owned by a controlled entity.
<F7>
(7)   Includes 61,500 shares, stock options to purchase 20,000  shares and Series A Warrants to purchase 4,500 shares.
<F8>
(8)   Includes stock options to purchase 20,000 shares.  Also includes
      63,000  shares  of which Mr. Walker is deemed to be  the  beneficial owner  as a result of their ownership by a trust of which  he  is  a trustor.
<F9>
(9)   Includes  15,000 shares and Series A Warrants to purchase  9,000 shares  owned  by  Mr.  Hollander's individual  retirement  account.
      Also  includes  securities of the Registrant owned  by  U.S.  Sachem
      Financial  Consultants, L.P. ("Sachem"), a limited partnership  with respect  to  which Mr. Hollander is an officer and director  of  the
      corporate  general  partner.   Sachem  holds  75,000  shares,  stock
      options  to  purchase 20,000 shares, Series A Warrants  to  purchase
      530,125  shares and Series B Warrants to purchase 1,290,375  shares, of  which  430,125  Series  A Warrants  are  to  be  transferred  to
      distributors   that   assisted  Sachem  in  the  private   placement
      completed  on  August  18, 1995, and as to  which  Sachem  disclaims beneficial ownership.


<F10>
(10) Includes 75,000 shares, stock options to purchase 20,000 shares, Series A Warrants to purchase 530,125 shares and Series B Warrants to purchase 1,290,375, of which 430,125 Series A Warrants are to be transferred to distributors that assisted Sachem in the private placement completed on August 18, 1995, and as to which Sachem disclaims beneficial ownership. These securities are also reported as beneficially owed by Mr. Hollander who is an officer and director of Sachem's corporate general partner.


   The Registrant is not aware of any arrangements, the operation of which may at a subsequent date result in a change in control of the Registrant.

Selling Securityholders

   The following table provides the names of and number of shares of Common Stock offered for sale by each Selling Securityholder. Since the Selling Securityholders may sell all, some or none of their shares of Common Stock, no estimate can be made of the number of shares of Common Stock that are to be offered hereby or the number or percentage of shares of Common Stock that each Selling Securityholder will own upon the completion of the Offering to which this Prospectus relates.

  The shares of Common Stock offered by this Prospectus may be offered from time to time by the Selling Securityholders named below. Unless otherwise noted, no Selling Securityholder is an executive officer of the Company.

                                               Shares     Percentage
                      Shares                  Offered      of Class
                       Owned      Shares       Hereby       Owned
                       as of      Offered    Underlying     After
                     Nov. 30,     Hereby      Warrants    Completion
        Name           1995                                   of
                                                           Offering
- -------------------------------------------------------------------------
A/S Kapitalutvikling 10,000      10,000        6,000          *
Magne F. Aaby        50,000      50,000       30,000          *
AHM Eiendoms AS      10,000      10,000        6,000          *
Celia Allsop          5,000       5,000        3,000          *
John G. Argitis      10,000      10,000        6,000          *
Arimo Corporation     5,000       5,000        3,000          *
Dennis & Marilyn
  Astrella            5,000       5,000        3,000          *
Banca Del Gottardo  245,000     245,000      147,000          4%
Einar H. Bandlien   203,000      50,000       30,000          3%
Beatrice Barnett      5,000       5,000        3,000          *
Gary Barnett         10,000      10,000        6,000          *
Josef A. Bauer       50,000      50,000       30,000          *
Dennis Malcolm
  Baylin             12,500      12,500        7,500          *
Stewart & Debbie
  Blake              15,000      15,000        9,000          *
BO Shipping AS      182,500     182,500      109,500          3%
Bostar A.S.          50,000      50,000       30,000          *
Harvey R. Brice BSCC
  M/P Plan
  A/C #13-3604093    15,000      15,000        9,000          *
Butler Investments
  Ltd.              110,000     110,000       66,000          2%
Cameo Trust Corp.
  Limited           120,000     120,000       72,000          2%
Gregory W. Carlisle   5,000       5,000        3,000          *
M.J. Carter          10,000      10,000        6,000          *
Castle Rock Land &
  Livestock, L.C.     5,000       5,000        3,000
Central Investments
  Limited            50,000      50,000       30,000          *
Charles Chamberlain   5,000       5,000        3,000          *
Louise Chamberlain    5,000       5,000        3,000          *
John T. Clarke (2)  231,362      35,000       21,000          3%
Michelle M.G. Clarke 12,500      12,500        7,500          *
Robert E. Colby, Jr. 38,000      20,000       12,000          *
Corner Bank Ltd.     85,000      85,000       51,000          2%


Credit Suisse
  (Guernsey) Limited 65,000      65,000       39,000          1%
Demachy Worms & Co.
 International Ltd. 125,000     125,000       75,000          2%
John Dillaway         5,000       5,000        3,000          *
Anders Farestveity  300,000     300,000      180,000          5%
Gary Wm. Farnes (2)  61,500       7,500        4,500          *
Michael William
  Farrell            32,000       5,000        3,000          *
Alan Sidney Field    25,000      25,000       15,000          *
Fred C. Follmer      10,000      10,000        6,000          *
Freed Investment
  Company            10,000      10,000        6,000          *
David L. Freed
  Family Trust        5,000       5,000        3,000          *
David W. Freed       10,000      10,000        6,000          *
John & Karen Freed   10,000      10,000        6,000          *
Robert E. Freed
  Family Trust       10,000      10,000        6,000          *
Paul L. Freed         5,000       5,000        3,000          *
Peter Q. Freed       10,000      10,000        6,000          *
Jack Freidman        25,000      25,000       15,000          *
G-Men, Inc.          20,000      20,000       12,000          *
Genevalor
Trusteeship &
 Management Corp.   190,214     50,000       30,000          3%
Jeremy A. Gilbert     5,000      5,000        3,000          *
Paul W. & Susan V.
  Glass, Co-Trustees  7,500      7,500        4,500          *
John J. Gottsman     25,000     25,000       15,000          *
Gillian Margaret
  Gray               25,000     25,000       15,000          *
Michael John Gray    25,000      25,000       15,000          *
Susan Greenberg      10,000      10,000        6,000          *
Gruntal & Co., Inc.,
  Custodian for
  Stanely Hollander
  IRA                15,000      15,000        9,000          *
Turid Nordal Haavik  15,000      15,000        9,000          *
John & Lenore
  Hechler             5,000       5,000        3,000          *
Arne Hellesto        50,000      50,000       30,000          *
Tom Henriksen         5,000       5,000        3,000          *
Heptagon Investments
  Ltd.               25,000      25,000       15,000          *

Daniel M. Herscher,
  Trustee,
  Daniel M. Herscher,
  Esq., Retirement
  Plan Trust          5,000       5,000        3,000          *
Hollis Holding A/S   10,000      10,000        6,000          *
Nils Otto Holmen     25,000      25,000       15,000          *
Simen Horne          10,000      10,000        6,000          *
Charlotte Horowitz   15,000      15,000        9,000          *
Svein Huse           50,000      50,000       30,000          *
Michael S. Jacobs    15,000      15,000        9,000          *
Allan D. Jacobson
  IRA                12,500      12,500        7,500          *
Lenard E.
  Jacobson, M.D.     15,000      15,000        9,000          *
Jennings Asset
  Group III          12,500      12,500        7,500          *
Svein E. Johansen   109,000      10,000        6,000          1%
Ted Kaminer &
 Hillary Kahn JTNROS  5,000       5,000        3,000          *


Kaufman & Leinberger
 Investments, Inc.     5000        5000         3000          *
Vance Kirby          15,000      15,000        9,000          *
Ronald B. Koenig     27,500      27,500       16,500          *
Pierre &
  Francoise Lambert  10,000      10,000        6,000          *
Andrew Paul Lampert  10,000      10,000        6,000          *
Charles J. Lasky &
  Charlayne E.
    Lasky III        10,000      10,000        6,000          *
Legal and Equitable
  Pension Fund       15,000      15,000        9,000          *
Claus Lian           25,000      25,000       15,000          *
Rabbe E. Lund        50,000      50,000       30,000          *
Mamimultd            12,500      12,500        7,500          *
Joseph & Lillian
  Matulich            5,000       5,000        3,000          *
Metropolitan Finance
  Limited           115,003      25,000       15,000          2%
Eugene J. Meyers     12,500      12,500        7,500          *
Neil P.
  Micklethwaire      15,000      15,000        9,000          *
George H. Miller     32,000       5,000        3,000          *
Peter Mills          15,000      15,000        9,000          *
Wenche Moe           15,000      15,000        9,000          *
Marie-Pascale Molema 25,000      25,000       15,000          *
Frank & Tracy Moss   20,000      20,000       12,000          *
Joe & Sandra Motzkin 12,500      12,500        7,500          *
Napier Brown
  Holdings Ltd.      75,000      75,000       45,000          1%
Anne & Harry
  Newman, Jr.        10,000      10,000        6,000          *
Norman Assuranse AS 182,500     182,500      109,500          3%
Harald Norman       180,000     180,000      108,000          3%
Patricia & Oistein
  Nyberg             15,000      15,000        9,000          *
Sigurd Olsvold        5,000       5,000        3,000          *
Clive Overlander     16,700       5,000        3,000          *
Raymond H. Owen      10,000      10,000        6,000          *
Morten Poulsson      25,000      25,000       15,000          *
PQF Investments       5,000       5,000        3,000          *
Prime Grieb & Co.,
  Limited             5,000       5,000        3,000          *
Elizabeth Diane
  Pummell             2,500       2,500        1,500          *
Martyn James Pummell 25,000      25,000       15,000          *
David A. Rees        25,000      25,000       15,000          *
John E. Reihl         5,000       5,000        3,000          *
Republic National
  Bank of New York
  (France) Monaco     5,000       5,000        3,000          *
The First National
Bank of Chicago      45,000      45,000       27,000          *
John Laurence
  Richardson          5,000       5,000        3,000          *
Patrick George
  Ridgwell           50,000      50,000       30,000          *
Andrew Kent
  Robertson          50,000      50,000       30,000          *
J. Clark Robinson(2) 90,000      50,000       30,000          1%
Stephen L. Robinson  12,500      12,500        7,500          *
Charles & Marilyn
  Roellig             5,000       5,000        3,000          *
Josephine F. Rose
  Family Trust        5,000       5,000        3,000          *
Gerald Rosen          7,500       7,500        4,500          *
Brian Stuart Roth-
  Special Account 1   5,000       5,000        3,000          *
Brian Stuart Roth-
  Special Account 2   2,500       2,500        1,500          *


Suzan Irene Roth      6,250       6,250        3,750          *
Michel Roy            5,000       5,000        3,000          *
Cheryl Lynn Rubin    32,000       5,000        3,000          *
Allan Rudnick IRA
  Rollover           10,000      10,000        6,000          *
S.P. Angel Nominees  12,500      12,500        7,500          *
Saracen Int. Inc.    25,000      25,000       15,000          *
Skull Valley         10,000      10,000        6,000          *
Company, Ltd.
Karen Elizabeth
  Smith             119,500      25,000       15,000          2%
Fred Snitzer         15,000      15,000        9,000          *
Snowboard Stiftung   50,000      50,000       30,000          *
Robert & Claudia
  Sorrentino         25,000      25,000       15,000          *
Spellord, Inc.       25,000      25,000       15,000          *
Svien Erik Stiansen  25,000      25,000       15,000          *
Stolzoff Family
   Trust             50,000      50,000       30,000          *
Gary Stolzoff        12,500      12,500        7,500          *
Karl Sivert Sunde    10,000      10,000        6,000          *
Gale H. Thorne (2)   63,000      45,000       27,000          *
EEG-Henriksen AS     70,000      70,000                       *
Olaf N. Lofstad AS   25,000      25,000                       *
Tinden Forvalthing
   AS                                         90,000          1%
Tinden (Indre
  (Selskap)          55,000      55,000                       *
Edgeport Nominees
  Limited            65,000      65,000       39,000          1%
Nils Trulsvik         7,500       7,500        4,500          *
Nils N. Trulsvik    142,500       7,500        4,500          2%
U.B.S. Nominees       7,500       7,500        4,500          *
U.S. Sachem
  Financial
  Consultants, LP    75,000      75,000    1,820,500         18%
Vital Milj AS        75,000      75,000       45,000          1%
Steve Wallitt         5,000       5,000        3,000          *
Kilian R. Walsh      10,000      10,000        6,000          *
Allan Weissglass     25,000      25,000       15,000          *
Joel S. Weissglass   20,000      20,000       12,000          *
David John Wenham    23,000       5,000        3,000          *
Valerie Ann Wenham   23,000       5,000        3,000          *
Lago Wernstedt       20,000      20,000       12,000          *
Joseph A.
  Wilkinson(2)       19,000      10,000        6,000          *
David & Susan
  Wilstein,
  Trustees of
  Century Trust      25,000      25,000       15,000          *
Winston
  Navigation S.A.    50,000      50,000       30,000          *
Malcolm Seaton Wood   7,500       7,500        4,500          *
Roy Vincent Wright   15,000      15,000        9,000          *
                   ----------  ---------   -----------
TOTALS            5,552,029   4,376,250    4,401,250
_______________
<F1>
(1)   For  purposes  of  this  table,  ownership  with  respect  to  a
      Securityholder dies not include shares of Common Stock  beneficially
      owned  but  held  by other persons shown in this  table.   For  such
      information  relating to directors and officers of the Company,  see
      "Principal     and    Selling    Securityholders     _     Principal
       Securityholders."
<F2>
(2)  Indicates employee or director of the Company or of  SHP  during the  past three years. See "Principal and Selling Securityholders  _
     Principal Securityholders."

                         PLAN OF DISTRIBUTION

   The shares of Common Stock offered hereby may be sold from time to time by the Selling Securityholders on the Over-the-Counter market or on NASDAQ on terms to be determined at the time of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, the Selling Securityholders may from time to time offer shares of Common Stock offered hereby to or through underwriters, dealers or agent, who may receive consideration in the form of discounts and commissions; such compensation, which may be in excess of normal brokerage commissions, may be paid by the Selling Securityholders and/or purchasers of the shares of Common Stock offered hereby for whom such underwriters, dealers or agents may act. The Selling Securityholders and any dealers or agents that participate in the distribution of the shares of Common Stock offered hereby may be deemed to be "underwriters" as defined in the Securities Act and any profit on the sale of such shares of Common Stock offered hereunder by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Securityholders from sales of the Common Stock offered by the Selling Securityholders hereby will be the purchase price of such Common Stock less any broker's commissions.

   The Common Stock issuable upon exercise of the Warrants and offered hereby will be issued by the Company to holders of Warrants from time to time pursuant to exercise of such Warrants in accordance with the terms thereof.

   To the extent required, the specific shares of Common Stock to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part.

   The shares of Common Stock offered hereby may be sold from time to time in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of such sale or at negotiated prices.

   In order to comply with the securities laws of certain states, if applicable, the Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states shares of Common Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

  Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition, without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by Selling Securityholders.

   The Company will pay substantially all the expenses incurred by the Selling Securityholders and the Company incident to the Offering and sale of shares of Common Stock offered hereby to the public, but excluding any underwriting discounts, commissions or transfer taxes. The expenses are estimated to be approximately $196,000.

   The Company has agreed to indemnify certain Selling Securityholders
against   certain   liabilities,  including  liabilities   under   the
Securities Act.


                             LEGAL MATTERS

   Certain legal matters will be passed upon for the Company by Blackburn & Stoll, LC, Salt Lake City, Utah.

                                EXPERTS

  The consolidated financial statements of Specialized Health Products International, Inc. (formerly Russco, Inc.), as of December 31, 1994 and 1993, and for the period from November 19, 1993 (date of inception) through December 31, 1994, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                        ADDITIONAL INFORMATION

   The Company has filed with the U.S. Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information contained in the Registration Statement and exhibits thereto on file with the SEC pursuant to the Securities Act and the rules and regulations of the SEC thereunder. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and such exhibits. Statements contained in this Prospectus as to the content of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by reference to the full text of contract or document.

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the SEC. Such reports, proxy statements and other information and the Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC. Copies of such materials may be obtained from the SEC at such offices upon payment of prescribed rates.

                     INDEX TO FINANCIAL STATEMENTS

                                                                          Page

Independent Auditors' Report                                               F-2

Balance Sheets as of December 31, 1994 and 1993, and the Nine Month
  Period Ended September 30, 1995                                          F-3

Statements of Operations for the None Months Ended September 30, 1995
  (unaudited), Year Ended December 31, 1994, and for the Period from
  November 19,1993 (date of inception) to December 31, 1993                F-4

Statements of Stockholders' Equity (Deficit) for the None Months Ended
  September 30, 1995 (unaudited), Year Ended December 31, 1994, and for the Period from November 19, 1993 (date of inception) to
  December 31, 1993                                                        F-5

Statements of Cash Flows for the None Months Ended September 30, 1995
  (unaudited), Year Ended December 31, 1994, and for the Period from
  November 19,1993 (date of inception) to December 31, 1993                F-6

Notes to Financial Statements                                      F-7 to F-12

                           Independent Auditor's Report



The Board of Directors and Stockholders
Specialized Health Products International, Inc.:


We have audited the accompanying balance sheets of Specialized Health Products International, Inc. as of December 31, 1994 and 1993, and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1994 and for the period from November 19, 1993 (date of inception) through December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Specialized Health Products International, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the year ended December 31, 1994 and for the period from November 19, 1993 (date of inception) through December 31, 1993 in conformity with generally accepted accounting principles.

                                                 KPMG PEAT MARWICK LLP


Salt Lake City, Utah
April 28, 1995

           SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.,


                            Balance Sheets

Assets                                December     December     September 30,
                                      31, 1993     31, 1994   1995 (unaudited)
Current assets:
  Cash and cash equivalents        $     300            -      5,278,973
  Accounts receivable                      -        4,471        350,546
  Related party receivable (note 9)        -            -         38,793
  Inventories                          6,104            -         32,862
  Prepaid expenses and other             146        5,436         54,933
                                   --------------------------------------
    Total current assets               6,550        9,907      5,756,107
                                   --------------------------------------
Equipment and furnishings, net of
  accumulated depreciation
  of $9,614 in 1995, $1,753 in
  1994, and $-0- in 1993                   -      285,770        937,706
Other assets, net of accumulated
  amortization of $76,687 in
  1995, $27,564 in 1994, and $-0-
  in 1993                             10,000      361,188        370,801
                                   --------------------------------------
                                   $  16,550      656,865      7,064,614
                                   ======================================

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
  Bank overdraft                   $       -       10,675              -
  Accounts payable                         -       84,655        165,454
  Accrued expenses                         -        7,800              -
  Due to stockholders (note 9)        18,700      194,500              -
    Total current liabilities         18,700      297,630        165,454
                                   ---------------------------------------
Stockholder loans (note 2)                 -      358,333              -
Due to stockholders - long-term            -      100,000              -
  (note 9)
                                   ---------------------------------------
    Total liabilities                 18,700      755,963        165,454
                                   ---------------------------------------
9% cumulative redeemable
  preference stock, $1.50 par
  value.  Authorized 250,000
  shares;  160,000 shares
  issued and outstanding in 1994
  (liquidation value $256,780)
  (note 6)                                 -     256,780           -
Stockholders' equity
 (deficit) (notes 4 and 5):
   Preferred stock, $.001 par value
     in 1995 and $.389 par value
     in 1994.  Authorized 5,000,000
     shares; no  shares issued in 1995
     and 1,440,000 shares issued and
     outstanding in 1994 (liquidation
     value $560,000)                       -     560,000           -
   Common stock, $.02 par value in
     1995 and no par value in 1994.
     Authorized 50,000,000 shares;
     issued and outstanding 8,566,653
     shares in 1995 and 1,363,500
     shares in 1994                     1,300    209,800     171,333
  Common stock subscriptions
     receivable                             -   (198,500)   (349,500)
  Additional paid-in capital                -          -   9,316,028
  Accumulated deficit                  (3,450)  (927,178) (2,238,701)
                                     -----------------------------------
      Net stockholders' equity         (2,150)  (355,878)  6,899,160)

Commitments and contingencies
  (notes 3, 5, 8, and 10)
                                    ------------------------------------
                                     $  16,550    656,865   7,064,614
                                    ====================================

See accompanying notes to financial statements.

            SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

                   Statements of Operations for the

          Nine months ended September 30, 1995 (unaudited),
                    year ended December 31, 1994,
             and for the period from November 19, 1993
              (date of inception) to December 31, 1993

                                                                  1995
                                            1993       1994     (unaudited)
                                         -----------------------------------
Sales                                   $      -      33,256      442,341
Cost of sales                                  -      21,669      252,801
                                        ------------------------------------
      Gross profit                             -      11,587      189,540


Expenses:
  Research and development                     -     290,950      532,537
  General and administrative               3,450     620,022      972,911
                                        ------------------------------------
      Total expenses                       3,450     910,972    1,505,448
                                        ------------------------------------
      Operating loss                      (3,450)   (899,385)  (1,315,908)

Interest income                                -         237       44,133
Interest expense                               -      (7,800)     (28,359)
                                        ------------------------------------
      Net loss                            (3,450)   (906,948)  (1,300,134)
Dividends on preference stock                  -     (16,780)     (11,389)
                                        ------------------------------------
Net loss attributable to
  common stockholders                   $ (3,450)   (923,728)  (1,311,523)
                                        ====================================
Net loss per common share                  (.003)       (.75)        (.46)
                                        ====================================
Weighted average number of shares
  used for net loss per share
  computation                          1,170,000    1,224,074    2,820,883


See accompanying notes to financial statements.

            SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

             Statements of Stockholders' Equity (Deficit)

           Nine months ended September 30, 1995 (unaudited),
                    year ended December 31, 1994,
                and for the period from November 19, 1993
                (date of inception) to December 31, 1993


                                                                   Common                        Net stock-
                                                                    stock     Additional Accumu-   holders'
                             Preferred Stock     Common Stock    subscription  paid-in   lated     equity
                          Shares     Amount    Shares    Amount   receivable   capital   deficit  (deficit)

Issuance of common
 stock for cash                -  $       -   1,170,000  $ 1,300           -         -         -       1,300
Net loss                       -          -           -        -           -         -     (3,450)    (3,450)
                         ------------------------------------------------------------------------------------
Balances at
 December 31, 1993             -          -   1,170,000    1,300           -         -     (3,450)    (2,150)

Issuance of preferred
 stock for cash        1,440,000    560,000           -        -           -         -          -     560,000

Issuance of
 common stock for
 services and
 subscription
 stock receivable              -          -     193,500   208,500    (198,500)       -          -      10,000

Unpaid dividends on
 preference stock              -          -           -         -           -        -     (16,780)   (16,780)

Net loss                       -          -           -         -           -        -    (906,948)  (906,948)
                       ----------------------------------------------------------------------------------------
Balances at
 December 31,1994      1,440,000    560,000   1,363,500   209,800    (198,500)       -    (927,178)  (355,878)

Issuance of preferred
 stock for cash          362,403    604,001           -         -           -        -           -    604,001

Cash received for
 stock subscriptions
 receivables                   -          -           -         -     190,000        -           -    190,000

Services provided for
 stock subscriptions
 receivables                   -          -           -         -       8,500        -           -      8,500

Unpaid dividends on
 preference stock              -          -           -         -           -        -     (11,389)   (11,389)

Conversion of debt
 for common stock
 (note 2)                      -          -     346,500   385,000           -        -           -    385,000

Issuance of additional
 common shares to
 stockholders                  -          -      90,000   180,000           -  (180,000)         -          -

Business combination
 (note 1)             (1,802,403)(1,164,001)  2,102,403  (696,752)          -  1,860,753         -          -

Issuance of common
 stock for cash,
 net of expenses
 (note 5)                      -          -   4,256,250    85,125           -  7,193,395         -   7,279,060

Conversion of
 debt for common
 stock (note 5)                -          -      50,000     1,000           -     99,000         -     100,000

Issuance of common
 stock for stock
 subscription
 receivable (note 5)           -          -      70,000     1,400    (140,000)   138,600         -           -

Exercise of stock
 options for common
 stock subscription
 receivable                    -          -     288,000     5,760    (209,500)   203,740         -           -

Net loss                       -          -           -         -           -          - (1,300,134) (1,300,134)
                            -------------------------------------------------------------------------------------
Balances at
 September 30, 1995
 (unaudited)                   -   $      -   8,566,653   171,333    (349,500) 9,316,028 (2,238,701)  6,899,160

See accompanying notes to financial statements

            SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

                       Statements of Cash Flows

             Nine months ended September 30, 1995 (unaudited),
                    year ended December 31, 1994,
              and for the period from November 19, 1993
              (date of inception) to December 31, 1993


                                                                         1995
                                                1993        1994      (unaudited)
                                           ----------------------------------------

Cash flows from operating activities:
  Net loss                                $   (3,450)    (906,948)    (1,300,134)
Adjustments to reconcile net loss to  net
 cash used in operating activities:
  Depreciation and amortization                   -        29,317         56,984
  Common stock issued for services                -        10,000          8,500
  Changes in operating assets and
   liabilities:
    Increase in accounts receivable               -        (4,471)       (346,075)
    Increase in prepaid expenses and
      other assets                              (146)      (5,290)        (49,497)
    Decrease (increase) in inventory          (6,104)       6,104         (32,862
    Increase in related party receivable          -            -          (38,793)
    Increase in accounts payable and
      accrued liabilites                          -        92,455          72,999
                                           ----------------------------------------
        Net cash used in operating            (9,700)    (778,833)     (1,628,878)


Cash flows from investing activities:
  Capital expenditures                            -      (287,523)       (659,797)
  Acquisition of patents and technology      (10,000)    (278,752)        (58,736)
                                           ----------------------------------------
        Net cash used in investing           (10,000)    (566,275)       (718,533)

Cash flows from financing activities:
  Borrowings on due to stockholders               -       194,500              -
  Payments on due to stockholders                 -            -         (194,500)
  Proceeds from stockholder loans             18,700      339,633          44,167
  Payments on stockholders loans                  -            -          (17,500)
  Proceeds from issuance of common stock       1,300           -        7,279,060
  Proceeds from issuance of preferred stock       -       560,000         604,001
  Proceeds from issuance of redeemable
    preference stock                              -       240,000              -
  Payments on redeemable preference stock
    and dividends                                 -            -         (268,169)
  Proceeds from stock subscriptions
    receivable                                    -            -          190,000
                                            ---------------------------------------
       Net cash provided by financing
        activities                            20,000     1,334,133       7,637,059
                                            ---------------------------------------
Net increase (decrease) in cash                  300       (10,975)      5,289,648
Cash (bank overdraft) at beginning of year        -            300         (10,675)
                                            ---------------------------------------
Cash (bank overdraft) at end of year        $    300       (10,675)      5,278,973
                                            =======================================
Supplemental Disclosures of Noncash
  Investing and Financing Activities

Dividends on redeemable preference stock    $     -         16,780          11,389
Common stock issued for subscription
  receivable                                      -        198,500         349,500
Conversion of notes payable and due to
 stockholders to common stock                     -             -          485,000
Acquisition of purchased technology and
  and patents for stockholder payable             -        100,000              -

See accompanying notes to financial statements.

            SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

                     Notes to Financial Statements

           Nine months ended September 30, 1995 (unaudited),
                     year ended December 31, 1994,
               and for the period from November 19, 1993
                    (date of inception) to December 31, 1993

(1)  Summary of Significant Accounting Policies

  (a)  Organization and Business Description

  Specialized Health Products, Inc. (Specialized Health) was organized November 19, 1993, with a commercial objective to develop, manufacture, and market safe, easy-to-use and cost-effective products for the health care industry. Initial development has focused on products that limit or prevent the spread of blood-borne diseases. Specialized Health's activities since inception have principally consisted of obtaining financing, recruiting personnel, conducting research and development, acquiring products, and manufacturing preparation.

   Specialized Health entered into a business combination in July 1995 with Russco, Inc. (Russco) wherein Specialized Health became a wholly-owned subsidiary of Russco and Russco's name was changed to Specialized Health Products International, Inc. (the Company). Russco was organized in February 1986 as a public blind pool company to evaluate, structure, and complete a merger with, or acquisition of, any privately held business seeking to obtain the perceived advantages of being a publicly owned Company. Russco has had no significant operations and minimal capital with which to conduct its operations.

   At the closing of the business combination, (a) the 300,000 shares of Russco's common stock previously outstanding (as adjusted for a reverse stock split) remained outstanding as common stock of the Company and (b) Russco issued 3,602,403 shares of its common stock for all of the issued and outstanding shares of Specialized Health's common stock and preferred stock. The business combination is treated for accounting purposes as a "reverse merger" wherein Specialized Health has been shown as the acquiring company even though Russco issued its common shares to acquire Specialized Health because the stockholders of Specialized Health received the significant majority of the outstanding common stock of the Company and management of Specialized Health became the management of the Company. Because Russco had limited operations, the business combination has been accounted for as a purchase transaction with the net assets of Russco (which were insignificant) being recorded at their fair value at the date of closing and operating results of Russco prior to the business combination not being included with the historical operating results of Specialized Health.

   Contemporaneously with the business combination, Specialized Health engaged in a private placement of securities wherein 4,376,250 shares of the Company's common stock were issued, net of offering costs, for consideration of $7,519,060, as more fully discussed in note 5.

   The accompanying financial statements subsequent to the business combination include the accounts of the Company and its wholly-owned subsidiary Specialized Health. All intercompany accounts and transactions have been eliminated in consolidation. Prior to the business combination Specialized Health had no subsidiary.

   In the opinion of management, the unaudited financial statements as of and for the nine months ended September 30, 1995, reflect all adjustments that include only normal and recurring adjustments necessary to present fairly the financial position and results of operations for such periods. Results of operations for interim periods are not necessarily indicative of results that might be achieved for the entire year.

  (b)  Cash and Cash Equivalents

   Cash and cash equivalents are comprised of a checking and money market account. The Company considers all investments with original maturities of three months or less to be cash equivalents.

  (c)  Inventories

      Inventories which consist primarily of finished goods are stated at the lower of cost or market. Cost is determined using the first-in first-out method.

  (d)  Other Assets

      The Company has included in other assets at December 31, 1993, December 31, 1994, and September 30, 1995, the cost of purchased technology and patents, and related patent costs amounting to $10,000, $388,752, and $449,488, respectively, which is being amortized using the straight-line method over seven years. Management evaluates the recoverability of these costs on a periodic basis based on historical experience and estimates of future sales.

  (e)  Equipment and Furnishings

   Equipment and furnishings are stated at cost and consist primarily of manufacturing molds. Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets with the exception of manufacturing equipment which is depreciated on the units-of-production method.

  (f)  Revenue Recognition

      Revenues  are  recognized  upon  shipment  of  products.   Sales
recorded in the year ended December 31, 1994 relate primarily to products received on acquisition of technology and patents.

  (g)  Research and Development Costs

     Research and development costs are expensed as incurred.

  (h)  Income Taxes

   Income taxes are recorded using the asset and liability method for all periods presented in accordance with the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (i)  Net Loss Per Common Share

  Net loss per common share is based on the weighted average number of common shares outstanding. Stock options, warrants, and preferred shares prior to conversion are not included in the calculation because their inclusion would be antidilutive and reduce the net loss per share amount.

  (j)  Reclassification

   Certain amounts in 1994 have been reclassified to conform to 1995 classifications.

(2)  Stockholders' Loans

   During 1995 and 1994, prior to the business combination certain existing stockholders made direct loans to Specialized Health aggregating $385,000 and bearing interest at ten percent under a bridge loan agreement. Subscriptions under the bridge loan agreement were offered proportionately to stockholders based on the number of shares held. The subscribers to the bridge loan agreement were issued a total of 346,500 warrants permitting them to acquire an equal number of shares of common stock at $1.11 per share on or before December 31, 1996. No value was ascribed to the warrants. In connection with the business combination discussed in note 1, the 346,500 warrants were exercised through conversion of the outstanding loans.


(3)  Leases

   The Company leases office space, equipment, and vehicles under noncancelable operating leases. Future minimum lease payments under these leases are as follows:

          Fiscal year ending December 31:
          1995 (remaining three months)              $ 30,042
          1996                                         94,040
          1997                                         82,338
          1998                                         36,000
                                                     ---------
                                                     $242,420
                                                     =========

   Rent expense was $50,360 for the nine months in 1995, $52,051 in 1994, and $1,881 for the period from November 19, 1993 (date of inception) through December 31, 1993.


(4)  Stock Options

   On September 1, 1995, the Company adopted a nonqualified stock option plan whereby it has reserved 1,284,998 shares of its common stock for issuance to officers, directors, and employees. At the time of adoption, the Company granted options to acquire 1,151,810 shares of common stock at $2.00 per share of which 1,060,000 vest immediately and 34,810 vest at various times over the next three years. The options expire five years from date of grant. In November 1995, options to purchase an additional 20,000 shares of common stock at $2.00 per share were granted to an employee of the Company.

  During 1994, the Board of Directors of Specialized Health approved a nonqualified stock option plan for its officers, directors, and employees and reserved 396,000 shares of common stock for issuance upon the exercise of options granted under this plan. The exercise price of the options is equivalent to the estimated fair market value of the stock as determined by the Board of Directors at the date of grant. The number of shares, terms, and exercise period are determined by the Board of Directors on an option-by-option basis. During 1994, options to acquire 396,000 common shares were granted at a price range of $.39 to $1.11 per share. No options were exercised or lapsed during 1994. On September 1, 1995, options to acquire 288,000 shares were exercised from which the Company received $209,500 in a common stock subscription receivable. The remaining 108,000 shares will become exercisable over the next eighteen months, have an option price of $.39 per share, and expire in 2004.


(5)  Preferred and Common Stock

   The Company has authorized 50,000,000 shares of common stock with $.02 par value and 5,000,000 shares of preferred stock with a par value of $.001 per share.

   In connection with the business combination discussed in note 1, Specialized Health completed a 9 for 1 forward stock split of both its common and preferred stock. The number of common and preferred shares and per share amounts presented in the accompanying financial statements have been restated for the effect of this split.

  Specialized Health and the Company engaged in a private placement of securities in July 1995 wherein 860.25 units were sold for $10,000 per unit for total consideration, net of expenses of $7,519,060. This consideration was comprised of $7,279,060 of cash, $100,000 of debt converted to common stock, and a common stock subscription receivable of $140,000. The private placement was completed contemporaneously with the business combination. Each unit consisted of 5,000 shares of the Company's $.02 par value common stock and Series A warrants to purchase an aggregate of 2,580,750 shares of the Company's common stock at a price of $3.00 per share, exercisable for a period of two years from the date of effectiveness of a registration statement covering the issuance of the shares of common stock underlying the Series A warrants.

   For services provided in connection with the private placement of securities, the underwriter received a commission of $860,251 in cash, 75,000 shares of common stock, Series A warrants to purchase 530,125 shares of common stock for $3.00 per share, and Series B warrants to purchase 1,290,375 shares of common stock for $2.00 per share. The warrants expire on the earlier of (a) two years from the effective date of a registration statement under the Securities Act covering the issuance of the shares of common stock underlying such warrants or (b) the date specified in a notice of redemption from the Company in the event that the closing price of the common stock for any ten consecutive trading days preceding such notice exceeds $6.00 per share and subject to the availability of a current prospectus covering the underlying shares. The Company may redeem all or a portion of the warrants, in each case at $.001 per warrant upon at least 20 days prior written notice to the warrant holders. The warrants may only be redeemed if a current prospectus is available with respect to the issuance of shares of common stock upon the exercise thereof.

   The underwriter has a continuing relationship with the Company pursuant to which the underwriter will provide financial advisory and investment banking services to the Company through July 1997. The Company will pay the underwriter $4,000 per month for such services. Additionally, the underwriter has the right of first refusal to undertake any financings of the Company during this period.

   Also, during 1995 the Company issued a warrant to a nonaffiliated stockholder of the Company to purchase 45,000 shares of common stock at $1.67 per share. This warrant expires in 1996.

   Each preferred and common share of Specialized Health was converted into one common share of the Company in connection with the business combination.

  The Company has granted to a director and certain officers the right to receive up to an aggregate of 2,000,000 additional shares of common stock based upon the level of pre-tax consolidated net income (PTNI) for 1996, 1997, or 1998. If PTNI equals of exceeds $1,500,000, $5,000,000, or $8,000,000 in any of these years these individuals will receive an aggregate of 350,000, 1,100,000, or 2,000,000 common shares, respectively, less shares previously received but no more than an aggregate of 2,000,000 shares.

   The Company expects that the issuance of such shares will be deemed to be the payment of compensation to the recipients and will result in a charge to the earnings of the Company in the year or years the shares are earned, in an amount equal to the fair market value of the shares. This charge to earnings could have a substantial negative impact on the earnings of the Company in the year or years in which the compensation expense is recognized.

  The effect of the charge to earnings associated with the issuance of the shares could place the Company in a net loss position for the relevant year, even though the PTNI was at a level requiring the issuance of the shares. Because the shares are issuable based on the results of a single year, the PTNI in a particular year could require the issuance of shares even though the cumulative PTNI for the three years 1996, 1997, and 1998, or any combination of those years, could reflect a lower amount of PTNI that would not require the Company to issue such shares or even a pre-tax net loss.

(6)  Preference Stock

   Specialized Health had authorized 250,000 shares of redeemable preference stock with a par value of $1.50 per share, of which 160,000 shares were issued and outstanding at December 31, 1994. Each redeemable preference share was entitled to a cumulative annual dividend of nine percent of the par value from the date of original issue. Dividends were payable when and as declared by the Board of Directors. The preference stock and related dividends were paid in cash at the time of the business combination.


(7)  Income Taxes

   There was no income tax expense in 1993, 1994, and 1995, due to net operating losses. The difference between the expected tax benefit and the actual tax benefit is primarily attributable to the effect of start-up costs and net operating losses being offset by an increase in the Company's valuation allowance. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993, December 31, 1994, and September 30, 1995, are presented below:

                                          1993        1994        1995
       Deferred tax assets:
       Organization costs             $     -        5,138       4,300
       Start-up costs                   1,287        1,030         780
       Net operating loss
         carryforwards                      -      275,843     735,000
       Accrued compensation                 -       57,629       9,500
                                      ----------------------------------
       Total gross deferred tax assets  1,287      339,640     749,580
       Less valuation allowance        (1,287)    (339,579)   (748,580)
                                      ----------------------------------
       Net deferred tax assets             -            61       1,000

       Deferred  tax  liability
       -equipment, principally due
       to differences in depreciation      -            61       1,000
                                     -----------------------------------
       Total gross deferred tax
           liability                       -            61       1,000
                                     -----------------------------------
       Net deferred tax liability    $     -             -           -
                                     ===================================

The net change in the total valuation allowance for the nine months ended November 19, 1993 (date of inception) to December 31, 1993, year ended December 31, 1994, and for the period from September 30, 1995, was an increase of $1,287, $338,292, and $409,001, respectively. Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets will be recognized as an income tax benefit to be reported in the statement of operations.

   At September 30, 1995, the Company had total tax net operating losses of approximately $1,934,000, which can be carried forward to reduce federal income taxes. If not utilized, the tax loss carryforwards expire beginning in 2009.

   Under the rules of the Tax Reform Act of 1986, the Company has undergone a greater than 50 percent change of ownership. Consequently, a certain amount of the Company's net operating loss carryforward available to offset future taxable income in any one year may be limited. The maximum amount of carryforward available in a given year is limited to the product of the Company's value on the date of ownership change and the federal long-term tax-exempt rate, plus any limited carryforward not utilized in prior years.


(8)  Commitments and Contingencies

   The Company is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that such matters will not have a material impact on the Company's financial position or results of operations.

(9)  Related Party Receivable and Due to Stockholders

   Related party receivables at September 30, 1995 represent advances to certain related parties.

   Amounts due to stockholders in 1994 consisted of unpaid consulting expenses of $154,500 and a $40,000 note payable. The note payable was replaced subsequent to year-end with a line of credit from a commercial bank in the amount of $100,000 due November 1995 bearing interest at prime plus two percent. Long-term amounts due to a stockholder related to the acquisition of purchased technology, and are noninterest bearing. These amounts were repaid in 1995.


(10) Subsequent Event

   In October 1995 the Company entered into an agreement with a third party to form a Joint Venture (Venture) to develop, make, and distribute an improved filmless X-Ray system. For a fifty percent interest in the Venture (before dilution by financing investors), the Company is providing up to $360,000 ($30,000 per month for twelve months) research and development support. For the Venture to be successful, at least $3,000,000 and preferably $6,000,000 will have to be raised through financing channels which do not impact the success of the Company. While a prototype X-Ray system has been built and demonstrated and patents have been allowed in support of the X-Ray technology, no absolute assurance can be given that the system will find profitable acceptance in the marketplace.


(11) Accounting Standards Issued Not Yet Adopted

  In December of 1991, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Statements. The Company is required to adopt the provisions of this statement for the years ended December 31, 1995. This statement requires all entities to disclose the fair value of financial statement, both assets and liabilities recognized and not recognized in the statement of financial position, for which it is practicable to estimate fair value. If estimating fair value is not practicable, this statement requires disclosure of descriptive information pertinent to estimating the value of the financial instrument. The impact of Statement 107 is not expected to have a material affect on the Company.

   In October of 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (FASB 123). The Company is required to adopt the provisions of this statement for years beginning after December 15, 1995. This statement encourages all entities to adopt a fair value based method of accounting for employee stock options or similar equity instruments. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic-value method of accounting prescribed by APB opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in this statement had been applied. It is currently anticipated that the Company will continue to measure compensation costs in accordance with APB 25 and provide the disclosures required by FASB 123.


     No dealer, sales
representative, or any other
person has been authorized to
give any information or to make
any representations in
connection with this offering
other than those contained in          8,777,500 Shares of Common
this Prospectus, and if given                    Stock
or made, such information or
representation must not be
relied upon as having been
authorized by the Company or
any of the Selling
Securityholders.  This                Specialized Health Products
Prospectus does not constitute            International, Inc.
an offer to sell or a
solicitation of an offer to buy
any securities other than the
securities to which it relates
or an offer to, or a
solicitation would be unlawful.
Neither the delivery of this                 _____________
Prospectus nor any sale made
hereunder shall, under any                     PROSPECTUS
circumstances, create an                      ____________
implication that there has been
no change in the affairs of the
Company or that information
contained herein is correct as
of any time subsequent to the
date hereof.

    ______________________

       TABLE OF CONTENTS

                           Page
Prospectus Summary           4
Risk Factors                 7
Dividend Policy             14
Share Price History         14
Capitalization              15
Selected Financial Data     16
Management's Discussion and           ____________________________
Analysis
of Financial Condition and                 __________ , 19__
Results of Operations       17
Business                    20
Management                  32
Certain Relationships and
Related Transactions        36
Description of Securities   37
Securities Eligible for Future
Sale                        39
Principal and Selling
Securityholders             40
Plan of Distribution        46
Experts                     47
Additional Information      47
Index to Financial Statements F-1
    ______________________

     Until __________ , 19__
(25 days after the commencement
of the Offering), all dealers
effecting transactions in the
Common Stock, whether or not
participating in this
distribution, may be required
to deliver a Prospectus.  This
delivery requirement is in addi
tion to the obligation of
dealers to deliver a Prospectus
when acting as Underwriters and
with respect to their unsold
allotments or subscriptions.

                                Part II

Item 13.    Other Expenses of Issuance and Distribution.

     Set forth below is an estimate of the fees and expenses payable by the Company in connection with the issuance and distribution of the shares of Common Stock:

    Securities and Exchange Commission registration fee       $27,727.14
    NASDAQ listing fee                                            *
    Blue Sky fees and expenses                                    *
    Printing expenses                                             *
    Legal fees and expenses                                       *
    Accounting fees and expenses                                  *
    Transfer Agent fees                                           *
    Miscellaneous                                                 *
                                                             ------------
    Total                                                         *
  _______________                                            ============
  *  To be completed by amendment.


Item 14.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") permits the Company to indemnify its directors, officers, employees and agents, subject to certain conditions and limitations. Article Ninth of the Company's Restated Certificate of Incorporation, a copy of which is filed as Exhibit 3.1 to this Registration Statement, states:

        To the fullest extent permitted by the laws of the State of Delaware now or hereafter in force, no director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article NINTH shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The provisions of this Article NINTH shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article NINTH.

     Article VII of the Company's Bylaws, a copy of which is filed as
Exhibit 3.2 to this Registration Statement, requires the Company to indemnify officers, employees and agents (collectively "Agents") to the full extent permitted by the DGCL. The Company has also entered into Indemnity Agreements with its officers pursuant to which the Company has agreed to indemnify them. (The form of the Indemnity Agreement with officers of the Company is filed as Exhibit 10.4 to this Registration Statement.) The Indemnity Agreements require payment of any amount which an indemnitee is legally obligated to pay because of claims relating to his or her service as an officer, although in many circumstances such indemnification would be discretionary. The Indemnity Agreements also provide that the Company will have the burden of proving that the applicable standard of conduct has not been met. However, Company is not obligated to make any payment prohibited by law or to pay where payment is made to an indemnitee under an insurance policy or otherwise.

     Company's Bylaws, together with the Indemnity Agreements, expand the Company's indemnity obligations to the full extent permitted by law. While Delaware law contemplates some expansion of indemnification beyond what is specifically authorized by the DGCL, the courts have not yet established the boundaries of permissible indemnification.

     The Company and its directors and officers currently have no liability insurance. As of the date hereof, the Company is making inquiries concerning the terms of such insurance.


Item 15.  Recent Sales of Unregistered Securities.

     In the three years preceding the filing of this Registration Statement, the Company has issued the following securities:
     The Company sold 51,282 shares of its common stock in December 1993 for $5,000 and 71,795 shares for $7,000 in December 1994. Said sales were to a single accredited investor. The Company relied on
Section 4(2) of, and/or Regulation D under, the Securities Act of 1933, as amended, in effecting aforementioned transactions. The Company has reason to believe that the investor was familiar with or had access to information concerning the operations and financial condition of the Company, and that the investor acquired his shares for investment and not with a view to the distribution thereof. At the time of issuance, all of the foregoing shares of common stock of the Company were deemed to be restricted securities for purposes of the Securities Act and the certificates representing such securities bore legends to that effect.

     In September 1994, certain existing shareholders of SHP (and not the registrant) made direct loans to SHP in the amount of approximately $385,000 under a bridge loan agreement. Subscriptions under the bridge loan were offered proportionately to shareholders of SHP based on the number of shares held. The subscribers to the bridge loan were issued warrants permitting them to acquire up to an aggregate of 346,500 shares of SHP common stock at $1.11 per share on or before December 31, 1995. These warrants were exercised in July, 1995, prior to the Acquisition whereby SHP became a wholey owned subsidiary of the Company, in consideration for the conversion of this loan. SHP relied on Section 4(2) of, and/or Regulation D and Regulation S under, the Securities Act of 1933, as amended, in effecting aforementioned transactions. The Company has reason to believe that the investor was familiar with or had access to information concerning the operations and financial condition of the Company, and that the investor acquired his shares for investment and not with a view to the distribution thereof. At the time of issuance, all of the foregoing shares of common stock of the Company were deemed to be restricted securities for purposes of the Securities Act and the certificates representing such securities bore legends to that effect.

     On July 28, 1995, the Company acquired all of the outstanding capital stock of Specialized Health Products, Inc., ("SHP") through the merger of a wholly-owned subsidiary of the Company with and into SHP (the "Acquisition"). As part of the Acquisition, the Company issued 3,602,403 shares of its common stock, no par value (the "Common Stock"), to the former shareholders of SHP in exchange for their common stock.

     Upon the consummation of the Acquisition, each former shareholder of SHP received one share of Common Stock of the Company in exchange for each share of common stock of SHP (including shares of preferred stock of SHP that had been converted to common stock immediately prior to the Acquisition) held by each shareholder. In addition, all outstanding warrants and options to purchase common stock of SHP were converted pursuant to the terms thereof into warrants or options of the Company to purchase an equal number of shares of Common Stock of the Company on equivalent terms.

     In connection with the Acquisition, the Company issued 4,376,250 shares of Common Stock and Series A Warrants to purchase 3,110,875 shares of common stock of the Company to accredited investors in the United States and foreign countries, and to several foreign institutions that purchased shares for the account of non-U.S. persons as that term is defined in Rule 902 of the Securities Act of 1933, in a private placement wherein the Company retained Capital Growth International, formerly U.S. Sachem Financial Consultants, L.P. ("Capital Growth"), a broker-dealer registered with the National Association of Securities Dealers, Inc. "NASD", as its exclusive financial adviser and placement agent. In connection with such private placement, the Company also issued Series A Warrants to purchase 530,125 shares of Common Stock, Series B Warrants to purchase 1,290,375 shares of Common Stock and 75,000 shares of Common Stock to Capital Growth. The Series A Warrants and the Series B Warrants are hereinafter referred to as the "Warrants."

     The Company relied on Section 4(2) of, and/or Regulation D and/or Regulation S under, the Securities Act of 1933, as amended, in effecting the foregoing transactions of the Company that occurred in 1995. The Company has reason to believe that all of the foregoing investors were familiar with or had access to information concerning the operations and financial condition of the company, and all of those investors acquired their shares for investment and not with a view to the distribution thereof. At the time of issuance, all of the foregoing shares of Common Stock and Warrants of the Company were deemed to be restricted securities for purposes of the Securities Act and the certificates representing such securities bore legends to that effect.


Item 16.  Exhibits and Financial Statement Schedules.

  (a)  Exhibits.

       The following is a complete list of Exhibits filed or incorporated by reference as part of this Registration Statement.

     Exhibit No.            Description                           Page**

     3(i).1  Restated Certificate of Incorporation of the
             Company
     3(i).2    Articles of Incorporation of SHP
     3(i).3    Articles of Amendment of SHP
     3(i).4    Plan and Articles of Merger of Russco
               Resources, Inc., into SHP (Incorporated by
               reference to Exhibit 3(i).1 to the Company's
               Current Report on Form 8-K dated July 28, 1995)
     3(ii).1   Bylaws of the Company
     3(ii).2   Bylaws of SHP
     4.1       Form of Series A Warrant
     4.2       Form of Series B Warrant
     5.1*      Opinion of Blackburn & Stoll, LC

     10.1      Agreement and Plan of Reorganization dated as
               of June 23, 1995, among the Company, Russco Resources, Inc., Scott R. Jensen and Specialized Health Products, Inc. (Incorporated by reference to Exhibit 2.1 of the Company's Current Report on Form 8-K, dated July 28, 1995.
     10.2      Placement Agreement between the Company, SHP and
               U.S. Sachem Financial Consultants, L.P.,
               dated June 23, 1995
     10.3      Form of Employment Agreement with Executive Officers
     10.4      Form of Indemnity Agreement with Executive Officers and Directors
     10.5      Form of Confidentiality Agreement
     10.6      Joint Venture Agreement between SHP and
               Zerbec, Inc., dated as of October 30, 1995
     21.1      Schedule of Subsidiaries
     23.1      Consent of KPMG Peat Marwick LLP,
               Independent Certified Public Accountants
     23.2*     Consent of Blackburn & Stoll, LC
               (included in Exhibit 5.1 hereto)
     24.1      Powers of Attorney (included in Part II
               of this Registration Statement)
     _______________

     *    To be filed by amendment.
     **   Refers to sequentially numbered copy.


       (b)  Financial Statement Schedules.

            None.


  Item 17.  Undertakings.

     (a)    The undersigned Company hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)  To include any prospectus required by
            section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts
            or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with
            respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2)  That, for the purpose of
     determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)  To remove from registration by
     means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (b)    The undersigned registrant hereby
  undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue
                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bountiful, State of Utah, on December 8, 1995.

                                SPECIALIZED HEALTH PRODUCTS
                                INTERNATIONAL, INC.:



                                By /s/ David A. Robinson
                                -------------------------
                                   David A. Robinson, President, Chief
                                   Executive Officer and Director

     We the undersigned, directors and officers of Specialized Health Products International, Inc. (the "Company"), do hereby severally constitute and appoint David A. Robinson and Bradley C. Robinson, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and all amendments or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys and agents, and each or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the said attorneys-in-fact and agents, and each of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

      Signature                      Title                    Date

/s/ Bradley C. Robinson  Director and Vice President      April __, 1996
- -----------------------
Bradley C. Robinson

/s/ J. Clark Robinson    Director, Vice President, Chief  April __, 1996
- ---------------------    Financial Officer and Secretary
J. Clark Robinson        (Principal Financial and
                         Accounting Officer)

/s/ Gail H. Thorne       Director and Vice President      April __, 1996
- ---------------------
Gail H. Thorne

/s/ Gary W. Farnes       Director                         April __, 1996
- ---------------------
Gary W. Farnes

/s/ Robert W. Walker     Director                         April __, 1996
- ---------------------
Robert W. Walker







                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549


                            _______________




                               EXHIBITS

                                  to

                    FORM S-1 REGISTRATION STATEMENT


                   Under the Securities Act of 1933



                            _______________





            Specialized Health Products International, Inc.
                        (formerly Russco, Inc.)



Exhibits.


     Exhibit No.            Description                           Page**

     3(i).1    Restated Certificate of Incorporation of the Company
     3(i).2    Articles of Incorporation of SHP
     3(i).3    Articles of Amendment of SHP
     3(i).4    Plan and Articles of Merger of Russco
               Resources, Inc., into SHP (Incorporated by reference
               to Exhibit 3(i).1 to the Company's Current Report on Form
               8-K dated July 28, 1995)
     3(ii).1   Bylaws of the Company
     3(ii).2   Bylaws of SHP
     4.1       Form of Series A Warrant
     4.2       Form of Series B Warrant
     5.1*      Opinion of Blackburn & Stoll, LC
     10.1      Agreement and Plan of Reorganization dated as
               of June 23, 1995, among the Company, Russco Resources, Inc.,
               Scott R. Jensen and Specialized Health Products, Inc.
               (Incorporated by reference to Exhibit 2.1 of the Company's
               Current Report on Form 8-K, dated July 28, 1995.
     10.2      Placement Agreement between the Company, SHP and
               U.S. Sachem Financial Consultants, L.P., dated June 23, 1995
     10.3      Form of Employment Agreement with Executive
               Officers
     10.4      Form of Indemnity Agreement with Executive
               Officers and Directors
     10.5      Form of Confidentiality Agreement
     10.6      Joint Venture Agreement between SHP and
               Zerbec, Inc., dated as of October 30, 1995
     21.1      Schedule of Subsidiaries
     23.1      Consent of KPMG Peat Marwick LLP,
               Independent Certified Public Accountants
     23.2*     Consent of Blackburn & Stoll, LC
               (included in Exhibit 5.1 hereto)
     24.1      Powers of Attorney (included in Part II
               of this Registration Statement)
     _______________

     *    To be filed by amendment.
     **   Refers to sequentially numbered copy.